    As filed with the Securities and Exchange Commission on November , 1996
                                                     Registration No. 333-13415
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                   ----------
                                 AMENDMENT NO. 1
                                       TO
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933



                                   ----------
                             CRAGAR INDUSTRIES, INC.
                 (Name of small business issuer in its charter)



       Delaware                         3714                    86-0721001
       --------                         ----                    ----------
(State of Incorporation)     (Primary Standard Industrial     (I.R.S. Employer
                             Classification Code Number)     Identification No.)



                                   ----------
                               4636 N. 43RD AVENUE
                             PHOENIX, ARIZONA 85031
                                 (602) 247-1300
                               FAX: (602) 846-9034
                   (Address and Telephone Number of Principal
               Executive Offices and Principal Place of Business)



                                   ----------
                              MICHAEL L. HARTZMARK
                               4636 N. 43RD AVENUE
                             PHOENIX, ARIZONA 85031
                                 (602) 247-1300
                       (Name, Address and Telephone Number
                              of Agent For Service)




     MATTHEW P. FEENEY               COPIES TO:           ROBERT S. KANT
     STEVEN D. PIDGEON                                   RICHARD B. STAGG
     SNELL & WILMER L.L.P.                         O'CONNOR, CAVANAGH, ANDERSON,
     ONE ARIZONA CENTER                           KILLINGSWORTH & BESHEARS, P.A.
 PHOENIX, ARIZONA  85004-0001                            ONE EAST CAMELBACK
       (602) 382-6000                                 PHOENIX, ARIZONA 85012
     FAX: (602) 382-6070                                  (602) 263-2400
                                   ----------           FAX: (602) 263-2900


        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.


                                   ----------
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /



         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /



         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /



                                   ----------
                         CALCULATION OF REGISTRATION FEE


============================================================================================================================
                                                                                PROPOSED MAXIMUM AGGREGATE     AMOUNT OF
              TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED                  OFFERING PRICE(1)(2)      REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value (3) ........................................           $ 5,685,000.00           $     1,723.00
Common Stock Purchase Warrants (4) .......................................                97,750.00                    30.00
Common Stock underlying Warrants (5) .....................................             7,038,000.00                 2,133.00
Representative's Warrants to purchase Common Stock and Representative's
Underlying Warrant (6) ...................................................                    85.00                       (6)
Common Stock and Common Stock Purchase Warrants  issuable upon exercise of
Representative's Warrants (7) ............................................               622,200.00                   189.00
Common Stock (8) .........................................................               612,000.00                   186.00
-----------------------------------------------------------------------------------------------------------------------------
Total ....................................................................           $14,055,035.00                       (9)
=============================================================================================================================


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457.


(2) Pursuant to Rule 416, there are also being registered such additional shares as may be issuable pursuant to anti-dilution provisions of the Warrants and Representative's Warrants.



(3) Includes shares of Common Stock that the Underwriters have the option to purchase to cover over-allotments, if any. (4) Includes Warrants that the Underwriters have the option to purchase to cover over-allotments, if any.



(5) Consists of shares of Common Stock issuable upon exercise of the Warrants.



(6) To be issued to Dickinson & Co., the Representative of the Underwriters. No fee pursuant to Rule 457 (g).



(7) Consists of shares of Common Stock and Warrants issuable upon exercise of the Representative's Warrants.



(8) Consists of shares of Common Stock issuable upon exercise of Warrant underlying Representative's Warrant.



(9) Registration Fee in the amount of $4,329 was paid in connection with initial filing. Accordingly, the Company has a credit in the amount of $68.



     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED NOVEMBER , 1996
PROSPECTUS
                             CRAGAR INDUSTRIES, INC.
                         850,000 Shares of Common Stock
                                       and
                     850,000 Common Stock Purchase Warrants



    CRAGAR Industries, Inc. (the "Company") is hereby offering 850,000 shares of its common stock (the "Common Stock") and warrants to purchase an additional 850,000 shares of Common Stock (the "Warrants"). The Common Stock and the Warrants offered hereby (sometimes collectively referred to herein as the "Securities") may only be purchased together in this offering on the basis of one share of Common Stock and one Warrant. The initial public offering price is $6.00 per share of Common Stock and $.10 per Warrant. The Common Stock and Warrants will be immediately separable and will not be listed for trading as units. Each Warrant is immediately exercisable and entitles the registered holder to purchase one share of Common Stock at an exercise price of $7.20 and expires five years following the date of this Prospectus. The outstanding Warrants may be redeemed by the Company upon 30 days written notice at $.10 per Warrant, provided that the closing bid quotations of the Common Stock have averaged at least $9.00 for a period of any 20 trading days ending on the third day prior to the day on which the Company gives notice. See "Description of Securities."



    Prior to this offering, there has not been any public market for the Securities, and there can be no assurance that any such market will develop or, if developed, that it will be sustained. The initial public offering prices of the Securities were determined by negotiations between the Company and Dickinson & Co. as the representative (the "Representative") of the participating underwriters (the "Underwriters"). See "Underwriting." Application has been made for approval of the Common Stock and Warrants for quotation on the Nasdaq SmallCap Market under the symbols "CRGR" and "CRGRW," respectively, and for listing on the Boston Stock Exchange under the symbols "____" and "____W," respectively. The securities will not be listed for trading as units. In the event that the Common Stock or Warrants are not accepted for quotation on the Nasdaq SmallCap Market or for listing on the Boston Stock Exchange, an investor would likely find it difficult to dispose of the Common Stock or Warrants, or to obtain current quotations as to their value.



                                   ----------
THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AS WELL AS IMMEDIATE AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AND "DILUTION," COMMENCING ON PAGES ___ AND ___ RESPECTIVELY.



                                   ----------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




======================================================================================================
                                               Underwriting Discounts and
                            Price to Public          Commissions(1)             Proceeds to Company(2)
------------------------------------------------------------------------------------------------------
Per Share(3) ......         $        6.00            $         .60                   $        5.40
------------------------------------------------------------------------------------------------------
Per Warrant(3) ....         $         .10            $         .01                   $         .09
------------------------------------------------------------------------------------------------------
Total(4) ..........         $   5,185,000            $     518,500                   $   4,666,500
======================================================================================================



(1) Excludes a non-accountable expense allowance to the Representative equal to 3% of the offering proceeds and 85,000 warrants (the "Representative's Warrants") to purchase up to 85,000 shares of Common Stock and 85,000 warrants (the "Underlying Warrants"). The Underlying Warrants will be substantially identical to the Warrants offered to the public except that they will not be subject to redemption nor exercisable for a period of one year following the effective date of the Registration Statement of which this Prospectus forms a part. The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."



(2) Before deducting expenses of this offering payable by the Company estimated at $566,500 consisting of the non-accountable expense allowance of $155,500 and other expenses in an aggregate amount of $411,000.



(3) The Common Stock and Warrants offered hereby may only be purchased together in this offering on the basis on one share of Common Stock and one Warrant. The Common Stock will be immediately separable and will not be listed for trading as units.



(4) The Company has granted to the Underwriters the right to purchase, within 45 days from the date of this Prospectus, up to 127,500 additional shares of Common Stock and 127,500 additional Warrants on the terms set forth above solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public will be $5,962,750, the total Underwriting Discounts and Commissions will be $596,275, and the total Proceeds to Company, before the expenses of this offering, will be $5,366,475. See "Underwriting."



    The Common Stock and Warrants are being sold by the Underwriters subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to the right to reject any order, in whole or in part, and subject to certain other conditions. It is expected that delivery of the Common Stock and Warrants will be made against payment therefor at the offices of Dickinson & Co., Phoenix, Arizona or through the facility of the Depository Trust Company on
or about             , 1996.



                           ---------------------------
                                 DICKINSON & CO.
           The date of this Prospectus is ____________________, 1996.

                                [INSERT PICTURES]






    CRAGAR(R), Keystone(R) Klassic(R), Legacy(TM), CRAGAR LITE(TM), Star Wire(TM), TRU~CRUISER(TM), Street Pro(R), S/S(R), The Wheel People(TM), and TRU~SPOKE(R) are trademarks of the Company. This Prospectus also contains trademarks of companies other than the Company.



    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AND WARRANTS AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                               PROSPECTUS SUMMARY


    The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in this Prospectus. Except as otherwise indicated, the information contained in this Prospectus reflects a one-for-ten reverse stock split effected in March 1994 and a seven-for-one stock split effected in September 1996, but does not assume the exercise of the Underwriters' over-allotment option, the Representative's Warrants, or currently outstanding options or warrants. Except as otherwise indicated, the information contained in the Prospectus also assumes conversion of certain of the Company's outstanding notes that will be automatically converted into 359,722 shares of Common Stock upon the completion of this offering. In addition to the other information in this Prospectus, prospective investors should carefully consider the information set forth under the heading "Risk Factors."



                                   THE COMPANY


    CRAGAR Industries, Inc. ("CRAGAR" or the "Company") designs, produces, and sells high-quality, custom vehicle wheels and wheel accessories. The Company believes that the CRAGAR name is one of the most widely recognized brand names in the automotive aftermarket industry. The Company's broad selection of products is designed to appeal to a wide range of automotive enthusiasts who desire to modify the styling, design, or performance of their cars, trucks, or vans. CRAGAR sells its wheel products in the automotive aftermarket through a national distribution network of value-added resellers, including tire and automotive performance warehouse distributors and retailers, and mail order houses. Major resellers include Super Shops, J. H. Heafner Company, Inc., and B & R Wholesale Tire.



    Industry analysts estimate that the custom wheel industry has grown at a rate of 15.5% per year since 1991, from manufacturer sales of approximately $420 million in 1991 to $650 million in 1994. Because custom wheels represent one of the easiest, least expensive, and quickest ways to dramatically alter the appearance of a vehicle, the Company believes the custom wheel industry will continue to grow for the foreseeable future. See "Business -- Industry Background."



    In order to appeal to a broad spectrum of consumers, CRAGAR offers a wide selection of custom wheels. CRAGAR's products include entry-level custom steel wheels, wire and spoked wheels that are popular with urban and inner city consumers, chrome-plated, one-piece cast aluminum wheels designed to appeal the luxury automobile owner, and race wheels that are used by both amateur and professional race drivers. The Company's wheels feature classic designs that have been sold under the CRAGAR name since the 1960s as well as contemporary designs that reflect continually changing consumer preferences. The Company sells its products under a variety of brand names, including CRAGAR, CRAGAR Lite, Keystone Klassic, S/S, Star Wire, TRU~CRUISER, and TRU~SPOKE.



    The Company's objective is to become the premier supplier of custom wheels and wheel accessories in the automotive aftermarket. It will seek to achieve this objective by pursuing the following business strategies:

    - Increase Marketing Efforts. The Company intends to increase its marketing, advertising, and promotional efforts to further enhance and leverage the strength of the CRAGAR brand name. Promotional efforts will include an increased emphasis on the Company's relationships with drag race drivers and teams and on the sponsorship of professional and amateur drag race events sanctioned by the National Hot Rod Association ("NHRA"). Additionally, public relations campaigns will be carried in trade publications, racing magazines, and consumer magazines. The Company also intends to develop distinctive point-of-purchase displays directed to consumers. As a means to leverage the strength of its brand names, the Company will pursue licensing arrangements for its brand names to be featured on other high-quality automotive aftermarket products.



    - Expand Product Distribution. The Company intends to expand its distribution capabilities in underserved markets, such as California, Southern Florida, New England, and the Northwestern United States, and to broaden its customer base to include major tire distributors that supply both national and local retail tire stores. Historically, the Company's distribution efforts have been focused on select domestic markets which are served by value-added resellers that specialize in selling high-performance automotive aftermarket parts and accessories. The Company also is exploring implementation of a national accounts program in which it would sell products directly to mass merchandisers which require factory direct service. The Company is in the process of establishing a redistribution arrangement necessary to serve these national account prospects as well as certain local and regional areas not serviced by its current warehouse distributors. In addition, CRAGAR will seek to develop and enhance relationships with distributors in select foreign jurisdictions, such as Japan, Mexico, Russia, Australia, and Germany, where it believes it currently enjoys significant brand name recognition.



    - Enhance Existing Product Lines and Develop New Products. The Company currently offers a broad spectrum of products that are designed to fit a wide variety of automobiles, vans, and trucks. The Company plans to leverage these product lines by adapting its wheels and accessories to fit additional vehicle models, makes, and years. In addition, the Company intends to continue to increase its product development efforts with increased emphasis on products for trucks and sport utility vehicles ("SUV's"). In this regard, during the past two years the Company introduced its CRAGAR Lite wheel line, introduced a series of one-pieced aluminum wheels, and significantly broadened its TRU~SPOKE line with three new wheel designs and a new line of accessories. The Company also is test marketing a new line of custom wheels that, utilizing a proprietary coating process feature such distinctive wheel coatings as camouflage, marble and simulated carbon fiber.



    - Explore Synergistic Acquisitions or Alliances. The Company believes that the market for custom wheels and wheel accessories is highly fragmented. Further, the increase in recent years in the variety of domestic and imported vehicle makes and models has made it difficult for many of the Company's competitors to maintain product selection broad enough to meet customer demands. Accordingly, the Company believes that the wheel and accessory segments of the automotive aftermarket present attractive opportunities for consolidation or strategic alliances, and intends to selectively review these opportunities following this offering. The Company currently has no specific agreements or understandings with respect to any acquisitions or alliances.

    - Improve Operating Efficiencies. Historically, the Company has manufactured or assembled a substantial portion of its products, which has required the Company to maintain, manage, and finance substantial inventories. The Company intends to improve its assembly and materials handling operations through plant improvements, the purchase of new equipment, and the implementation of enhanced inventory management. In addition, the Company has begun to selectively outsource the processing, assembly, and manufacturing of some of its custom wheels, components, and accessories, and expects to explore the further outsourcing in the future. The Company believes that the outsourcing of selected products and processing operations will enable it to devote a greater percentage of its resources to product design, marketing, and distribution, and to shift certain inventory, warranty, and other risks to its suppliers.



    The Company was incorporated in Delaware in December 1992. The principal executive offices of the Company are located at 4636 North 43rd Avenue, Phoenix, Arizona 85031 and its telephone number is (602) 247-1300.



                                  THE OFFERING


Securities Offered.........................  850,000 shares of Common Stock and 850,000 Warrants at a price of $6.00 per share and $.10 per Warrant.  The
                                             Securities may only be purchased together on the basis of
                                             one share of Common Stock and one Warrant.  See
                                             "Description of Securities" and "Underwriting."
Common Stock Outstanding
    Before Offering (1)....................  1,290,305 shares
    After Offering (1).....................  2,140,305 shares
Warrants Offered (2).......................  850,000 Warrants
    Exercise Terms.........................  Each Warrant entitles the holder to purchase one share of
                                             Common Stock for $7.20, subject to adjustment in certain
                                             circumstances.

    Expiration Date........................  60 months from the date of this Prospectus.

    Redemption.............................  Subject to redemption at a price of $.10 per Warrant on 30 days written notice provided that
                                             the average closing bid price of
                                             the Common Stock equals or exceeds
                                             $9.00 per share for 20 trading days
                                             ending on the third day prior to
                                             the date on which the Company gives
                                             notice of redemption. See
                                             "Description of Securities -
                                             Warrants."

Estimated net proceeds (3).................  $4,100,000

Use of Proceeds............................  Repayment of indebtedness, increased marketing and promotion, expansion of distribution channels, product
                                             development or acquisition, facilities improvements and
                                             new equipment purchases, and other general corporate
                                             purposes. See "Use of Proceeds."

Risk Factors...............................  The securities offered hereby involve a high degree of risk and immediate substantial dilution. See "Risk Factors" and
                                             "Dilution."

Proposed Nasdaq SmallCap                     Common Stock - CRGR
Market Symbols.............................  Warrants - CRGRW

Proposed Boston Stock                        Common Stock -
Exchange Symbols...........................  Warrants -



-----------



(1) Includes 359,722 shares of Common Stock issuable upon the conversion of certain of the Company's outstanding notes that will be automatically converted upon the completion of this offering. Excludes shares of Common Stock issuable upon the exercise of (i) the 850,000 Warrants offered hereby;
    (ii) the Representative's Warrants and the Underlying Warrants; (iii) outstanding options and warrants to purchase up to 340,063 shares of Common Stock; and (iv) the Underwriters' over-allotment option.



(2) In addition to the Warrants being offered hereby, the Company currently has outstanding (i) Class A Warrants to purchase up to 122,063 shares of Common Stock at $1.43 per share, (ii) Class B Warrants to purchase up to 24,500 shares of Common Stock at $.36 per share, and (iii) Class C Warrants to purchase up to 126,000 shares of Common Stock at $3.25 per share. See "Certain Transactions" and "Description of Securities."



(3) After deducting underwriting discounts and other expenses of this offering, including the Representative's non-accountable expense allowance.

                          SUMMARY FINANCIAL INFORMATION


                                                              YEARS ENDED                        NINE MONTHS ENDED
                                                              DECEMBER 31                          SEPTEMBER 30
                                                    -------------------------------       -------------------------------
                                                        1994               1995               1995               1996
                                                    ------------       ------------       ------------       ------------
                                                                                           (UNAUDITED)        (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Net sales                                           $ 20,270,000       $ 22,936,000       $ 18,375,000       $ 16,056,000
                                                    ------------       ------------       ------------       ------------
Gross profit                                           3,103,000          2,646,000          2,564,000          2,082,000
                                                    ------------       ------------       ------------       ------------
Selling, general and administrative expenses           3,888,000          2,912,000          2,159,000          1,963,000

Amortization of excess of fair value of assets
     acquired over cost                                 (738,000)          (738,000)          (553,000)          (553,000)
                                                    ------------       ------------       ------------       ------------
Income (loss) from operations                            (47,000)           472,000            958,000            673,000

Interest and other expenses, net                       1,510,000          1,165,000            891,000            582,000
                                                    ------------       ------------       ------------       ------------
Income (loss) before income taxes and
extraordinary item                                    (1,557,000)          (693,000)            67,000             91,000

Extraordinary item                                     1,107,000                 --                 --            330,000
                                                    ------------       ------------       ------------       ------------
Net earnings (loss)                                 $   (450,000)      $   (693,000)      $     67,000       $    418,000
                                                    ============       ============       ============       ============
Income (loss) per common share equivalent
before extraordinary item                           $      (1.38)      $       (.60)      $        .06       $        .07
                                                    ============       ============       ============       ============
Net earnings (loss) per common and
     common equivalent share                        $      (0.40)      $      (0.60)      $       0.06       $       0.35
                                                    ============       ============       ============       ============
Net earnings (loss) per common share--
     assuming full dilution                                --(1)              --(1)       $       0.05       $       0.28
                                                                                          ============       ============
Weighted average common and common
     equivalent shares outstanding                     1,123,884          1,158,428          1,151,868          1,178,182
                                                    ============       ============       ============       ============
Weighted average common shares out-
     standing--assuming full dilution                      --(1)              --(1)          1,443,534          1,469,848
                                                                                          ============       ============



                                                                 SEPTEMBER 30, 1996 (UNAUDITED)
                                                                -------------------------------
                                                                                   PROFORMA
                                           DECEMBER 31, 1995       ACTUAL        AS ADJUSTED(2)
BALANCE SHEET DATA:
                                           -----------------    -------------------------------
Working capital                              $  8,353,000       $  7,154,000       $  9,254,000
Total assets                                   13,966,000         12,652,000         15,252,000
Long term debt(3)                              10,531,000          8,934,000          5,584,000
Excess of fair value of assets acquired
     over cost                                  1,475,000            922,000            922,000
Stockholders' equity (deficit)                 (1,604,000)        (1,149,000)         4,786,000



--------------------



(1) Amounts are not disclosed as the impact of options, warrants, and the convertible debt was anti-dilutive.



(2) Adjusted to give effect to (i) the conversion of certain of the Company's outstanding notes that will be automatically converted in to 359,722 shares of Common Stock upon the completion of the offering, and (ii) the sale by the Company of the 850,000 shares of Common Stock and the 850,000 Warrants offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."


(3) Does not include excess of fair value of assets acquired over cost. See Note 3 of Notes to Financial Statements. See Notes 9, 10, 11 and 16 of Notes to Financial Statements for a description of the Company's long-term debt and lease obligations.

                                  RISK FACTORS


    In addition to the other information in this Prospectus, prospective investors should carefully consider the following risk factors in evaluating the Company and its business before purchasing the Securities offered hereby.



HISTORY OF PREVIOUS LOSSES; NEGATIVE STOCKHOLDERS' EQUITY



    The Company was incorporated in December 1992 and has incurred significant losses in each of its completed fiscal years. At September 30, 1996, the Company had an accumulated deficit of $6.0 million. For the nine months ended September 30, 1996, the Company achieved profitability with net earnings of approximately $418,000. However, net earnings for this period included $553,000 from the amortization of negative goodwill related to the Company's initial acquisition of the Cragar assets, a $330,489 extraordinary gain related to the forgiveness of certain of the Company's debt, and a one-time gain of approximately $287,000 related to the sale of polishing assets that the Company had operated in Mexico. There can be no assurance that the Company will be profitable in the future. Net sales for the nine months ended September 30, 1996 declined to $16.1 million from $18.4 million for the same period of 1995. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." As of September 30, 1996, the Company had a total stockholders' deficit of approximately $1.2 million. See "Selected Financial Data" and the Financial Statements.



COVENANT DEFAULTS; DEPENDENCE ON EXTERNAL FINANCING



    The Company maintains a revolving credit facility (the "Credit Facility") with Norwest Business Credit, Inc. ("Norwest"). The Credit Facility, which extends through April 15, 1998, has a maximum commitment of $9.5 million, and is subject to collateral availability at the time of borrowing, financial covenants, and other conditions. The Credit Facility requires the maintenance of specified cumulative net income, net worth, and debt service covenants. As of September 30, 1996, the Company was in default under various covenants under the Credit Facility, including the debt service covenant. On November 22, 1996, Norwest granted a waiver with respect to these defaults. The Company believes that the proceeds from this offering will enhance the Company's ability to meet its covenants under the Credit Facility in the future. However, there can be no assurance that the Company will be able to satisfy the terms and conditions of the Credit Facility or that the Credit Facility will be extended beyond its current expiration date. In addition, to the extent the Company needs to obtain alternative financing, there can be no assurance that the proceeds from this offering and cash flow from operations will be sufficient to fund the Company's existing operations or fully implement its business strategies and the Company may need to raise additional funds through equity or debt financings. No assurance can be given that such additional financing will be available on terms acceptable to the Company, if at all. Further, such financings, if available, may result in further dilution to the Company's stock and higher interest expense, and may not be on terms that are favorable to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

RISK OF PRODUCT LIABILITY



    The nature of the Company's business exposes it to risk from product liability claims. The Company is currently one of four defendants in a product liability lawsuit that is not covered by insurance. While the Company is defending itself vigorously in this matter, there can be no assurance that the ultimate resolution of this case will not result in a material adverse effect on the Company's business, financial condition, and results of operations. The Company currently maintains product liability insurance, with limits of $1.0 million per occurrence and $2.0 million in the aggregate per annum. However, such coverage is becoming increasingly expensive and difficult to obtain. There can be no assurance that the Company will be able to maintain adequate product liability insurance at commercially reasonable rates or that the Company's insurance will be adequate to cover future product liability claims. Any losses that the Company may suffer as a result of claims in excess of the Company's coverage could have a material adverse effect on the Company. In addition, product liability litigation may have a material adverse effect on the reputation and marketability of the Company's products. See "Business -- Product Warranties" and "Business -- Legal Proceedings."



NO ASSURANCE OF SUCCESSFUL IMPLEMENTATION OF BUSINESS STRATEGIES



    The Company's business strategies include (i) increasing its marketing efforts to further enhance and leverage the strength of the CRAGAR brand name;
(ii) expanding its product distribution capabilities in underserved markets and broadening its customer base through aggressive marketing efforts and the establishment of a national accounts program providing for direct product shipments to mass merchandisers; (iii) enhancing its existing product line to fit additional vehicle models, makes, and years and developing new products to meet changing customer demands; (iv) exploring synergistic acquisitions and alliances; and (v) improving its operating efficiencies by selective strategic partnering and improvements in its assembly and material handling operations. The Company's inability to achieve any of these goals could have a material adverse effect on the Company's operations, financial condition, and results of operations. See "Business -- Business Strategy."



    The Company's business is directly impacted by certain outside factors, such as general demand for aftermarket automotive parts, prices for raw materials used in manufacturing the Company's products, fluctuations in discretionary consumer spending, and general economic conditions, such as employment levels, business conditions, interest rates, and tax rates. While the Company believes that current economic conditions favor continued growth in the markets it serves, negative economic conditions affecting any of these factors could lead to decreased sales and increased operating expenses, as in 1995, when the Company's gross margins were adversely impacted by increased metal prices. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." There can be no assurance that such factors will not adversely effect the Company's business in the future or prevent the Company from successfully implementing its business strategies.



NO ASSURANCE OF SUCCESSFUL ACQUISITIONS



    The Company intends to consider acquisitions of and alliances with other companies in its market that could complement the Company's existing business, including acquisitions of complementary product lines. There can be no assurance that suitable acquisition or joint venture candidates can be identified, or that, if identified, adequate and acceptable financing sources will be available to the Company that would enable it to consummate such transactions. Furthermore, there can be no assurance that the Company will be able to successfully integrate such acquired companies or product lines into its existing operations, which could increase the Company's operating expenses in the short-term and materially adversely affect the Company's results of operations. Moreover, any acquisition by the Company may result in potentially dilutive issuances of equity securities, the incurrence of additional debt, and amortization of expenses related to goodwill and intangible assets, all of which could adversely affect the Company's profitability. Acquisitions involve numerous risks, such as the diversion of the attention of the Company's management from other business concerns, risks of entering into markets in which the Company has had no or only limited direct experience, and the potential loss of key employees of the acquired company, all of which could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business -- Business Strategy."



VARIABILITY IN OPERATING RESULTS; SEASONALITY



    The Company's results of operations have been and will continue to be subject to substantial variations due to a number of factors, any of which could have a material adverse effect on the Company's business, financial condition, and results of operations. In particular, the Company's operating results can vary due to the size and timing of customer orders, delays in new product enhancements and new product introductions, vendor quality control and delivery difficulties, market acceptance of new products, product returns, rebates and allowances, seasonality in product purchases by distributors and end users, and pricing trends in the automotive aftermarket industry in general and in the specific markets in which the Company participates. Historically, the Company's net sales have been highest in the first and second quarters of each year. Significant variability in orders during any period may have an adverse impact on the Company's cash flow or work flow, and any significant decrease in orders could have a material adverse effect on the Company's business, financial condition, and results of operations. There can be no assurance that the Company will be profitable in the future and the Company believes that any period-to-period comparisons of its financial results are not necessarily meaningful and should not be relied upon as an indication of future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



CHANGING CUSTOMER TRENDS; NEED FOR PRODUCT DEVELOPMENT



    The Company's success depends, in part, on its ability to correctly and consistently anticipate, gauge, and respond in a timely manner to changing consumer preferences. There can be no assurance that the Company's core products will continue to enjoy acceptance among consumers or that any of the Company's future product offerings will achieve market acceptance. The Company attempts to minimize the risks relating to changing consumer trends by offering a wide variety of product styles, analyzing consumer purchases, maintaining active product development efforts, and monitoring sales of its products. However, any misjudgment by the Company of the market for a particular product, or its failure to correctly anticipate changing consumer preferences, could have a material adverse effect on its business, financial condition, and results of operations. In order to enhance its product development efforts, the Company plans to supplement its existing product development staff with one or more new employees with product development experience, including the addition of an outside consultant to assist the Company's product development staff. See "Business -- Product Development." There can be no assurance that the Company will be able to attract and retain such additional personnel, or that the costs associated with additional product development efforts will not have an adverse effect on the Company's business, financial condition, and results of operations.



DEPENDENCE ON KEY DISTRIBUTORS; IMPLEMENTATION OF NEW DISTRIBUTION CHANNELS



    A limited number of customers have accounted for a substantial portion of the Company's revenue in each year. The Company's ability to obtain orders from new customers as well as the financial condition and success of its current customers are critical to the Company's success. During 1995, the Company's ten largest customers accounted for a total of approximately 70.4% of its gross sales, with Super Shops, J. H. Heafner Company, Inc., and B & R Wholesale Tire accounting for 23.6%, 11.8%, and 9.5% of gross sales, respectively. For the nine months ended September 30, 1996, the Company's ten largest customers accounted for a total of approximately 75.5% of gross sales, with Super Shops, J. H. Heafner Company, Inc., and B & R Wholesale Tire accounting for 26.6%, 12.3%, and 8.6%, respectively. The Company does not have any long-term contractual relationships with any of its major customers. While the Company's business strategy calls for it to expand its product distribution capabilities to additional markets and broaden its customer base so that it can become less dependent on such significant customers, any loss, material reduction, or delay of orders by any of the Company's major customers, including reductions as a result of market, economic, or competitive pressures in the automotive aftermarket industry, could adversely affect the Company's business, financial condition, and results of operations.



DEPENDENCE ON THIRD PARTY SUPPLIERS



    The Company's business depends upon the assembly of component parts and the shipment of finished wheels and wheel accessories that it obtains from third party suppliers. From time to time, the Company has experienced delays in the delivery of supplies from vendors. In addition, one of the Company's significant suppliers is located in China, which has been subject to numerous trading restrictions by the United States from time to time. The Company also has suppliers in Indonesia, the Philippines and Taiwan. The purchase of materials from foreign suppliers may be adversely affected by political and economic conditions abroad over which the Company has no control. Although to date the Company has generally been able to obtain adequate supplies of such components and finished product in a timely manner, any extended interruption in supply, significant increase in the price, or reduction in the quality of such components could have a material adverse effect on the Company's business, results of operations, and financial condition. The Company has begun to selectively outsource the production of some of its products and may increase such outsourcing in the future. While the Company anticipates that such outsourcing programs will stabilize costs and shift certain inventory, warranty, and other risks to its suppliers, there can be no assurance that the continued or increased outsourcing of its products will have these desired effects.



HIGHLY COMPETITIVE INDUSTRY



    The market for the Company's products is highly competitive. The Company competes primarily on the basis of product selection (which includes style and vehicle fit), timely availability of product, quality, design innovation, price, and service. Many of the Company's competitors have substantially greater financial, personnel, marketing, and other resources than the Company. Increased competition could result in price reductions, reduced margins, and loss of market share, all of which could have a material adverse effect on the Company's business, financial condition, and results of operations. See "Business -- Competition."



SHARES ELIGIBLE FOR FUTURE SALE



    Sales of a substantial number of shares of the Common Stock in the public market following this offering or the prospect of such sales could adversely affect the market price of the Common Stock. Upon completion of the offering, the Company will have outstanding 2,140,305 shares of Common Stock (including 359,722 shares of Common Stock issuable upon the conversion of outstanding notes that are automatically convertible upon the completion of the offering). Of these shares, the 850,000 shares offered hereby are immediately eligible for sale in the public market without restriction, except for shares purchased at any time by any "affiliate" of the Company, as such term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Directors, officers, and certain principal stockholders of the Company owning 765,711 shares of Common Stock and 133,137 presently outstanding options and warrants will sign lock-up agreements under which such holders will agree not to offer, sell, or otherwise dispose of any of their shares of Common Stock that might otherwise be eligible for sale for a period of twelve months after the effective date of this Prospectus without the prior written consent of the Representative. All remaining stockholders of the Company (owning 524,594 shares of Common Stock and 171,326 presently outstanding options and warrants) have agreed to three month lock-up periods. Upon the expiration of the lock-up agreements, these securities will become eligible for sale in the public market, subject to the provisions of Rule 144. In addition, the Company intends to file a registration statement under the Securities Act, after the date of this Prospectus, covering the sale of shares to be issued pursuant to the Company's 1996 Stock Option and Restricted Stock Plan and the 1996 Non-Employee Directors' Option Plan. See "Description of Securities - Shares Eligible for Future Sale."



REGULATORY COMPLIANCE



    The Company is subject to various federal and state government regulations related to occupational safety and health, labor and wage practices as well as federal, state, and local governmental regulations relating to the storage, discharge, handling, emission, generation, manufacture, and disposal of toxic or other hazardous substances used to manufacture the Company's products. The Company believes that it is currently in material compliance with such regulations. Failure to comply with current or future regulations could result in the imposition of substantial fines on the Company, suspension of production, alteration of its manufacturing processes, cessation of operations, or other actions which could materially and adversely affect the Company's business, financial condition, and results of operations. In the ordinary course of its business, the Company uses metals, oils, and similar materials which are stored on site. The waste created by use of these materials is transported off-site on a regular basis by a state-registered waste hauler. Although the Company is not aware of any material claim or investigation with respect to these activities, there can be no assurance that such a claim may not arise in the future, or that the cost of complying with governmental regulations in the future will not have a material adverse effect on the Company.

INTERNATIONAL SALES



    As part of the Company's business strategy, it intends to expand into selected international markets. In 1995 and during the nine-month period ended September 30, 1996, the Company derived approximately 5.4% and 6.2%, respectively, of total gross sales from international markets. The Company's international sales efforts are subject to the customary risks of doing business abroad, including exposure to regulatory requirements, political and economic instability, barriers to trade, trade restrictions (including import quotas), tariff regulations, foreign taxes, restrictions on transfer of funds, difficulty in obtaining distribution and support, and export licensing requirements, any of which could have a material adverse effect on the Company's operations. In addition, a weakening in the value of foreign currencies relative to the U.S. dollar and fluctuations in foreign currency exchange rates could have an adverse impact on the price of the Company's products in its international markets. See "Business - Distribution, Sales and Marketing."



CONTROL BY EXISTING STOCKHOLDERS



    The directors, officers, and principal stockholders of the Company will beneficially own approximately 40% of the Company's outstanding voting securities upon completion of this offering. As a result, these persons will have a significant influence on the affairs and management of the Company, as well as on all matters requiring stockholder approval, including electing and removing members of the Company's Board of Directors, causing the Company to engage in transactions with affiliated entities, causing or restricting the sale or merger of the Company, and changing the Company's dividend policy. Such concentration of ownership and control could have the effect of delaying, deferring, or preventing a change in control of the Company even when such a change of control would be in the best interest of the Company's other stockholders. See "Management," "Principal Stockholders" and "Description of Capital Stock."



EFFECT OF PREFERRED STOCK ON RIGHTS OF COMMON STOCK



    The Company's Amended and Restated Certificate of Incorporation authorizes the Board of Directors of the Company to issue "blank check" Preferred Stock, the relative rights, powers, preferences, limitations, and restrictions of which may be fixed or altered from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of Common Stock. The Preferred Stock could be utilized, under certain circumstances, as a method of discouraging, delaying, or preventing a change in control of the Company that a stockholder might consider to be in its best interests. Although the Company has no present intention of issuing any shares of its authorized Preferred Stock, there can be no assurance that the Company will not do so in the future. See "Description of Capital Stock - Preferred Stock."



DEPENDENCE ON KEY PERSONNEL



    The Company's future success depends, in large part, on the efforts and abilities of its management team, including Michael L. Hartzmark, Ph.D., its President and Chief Executive Officer. The unexpected loss of the services of Dr. Hartzmark could have a material adverse effect on the business of the Company. While Dr. Hartzmark does not have an employment agreement with the Company, Dr.

Hartzmark and his family currently hold over 21.2% of the Company's Common Stock and will own over 13.0% of the Company's Common Stock immediately following the offering. See "Principal Stockholders." Successful implementation of the Company's business strategy is dependent on the hiring of additional management, engineering, marketing, product development and other personnel. There can be no assurance that the Company will be able to identify and attract additional qualified management and other personnel when needed, or that the Company will be successful in retaining such additional management and personnel if added. Moreover, there can be no assurance that the additional costs associated with the hiring of additional personnel will not adversely effect the Company's business, financial condition, and results of operations. See "Management."


ABSENCE OF PUBLIC MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE


    Prior to this offering, there has been no public market for the Common Stock. There can be no assurance that an active trading market will develop after completion of this offering or, if developed, that it will be sustained. There can be no assurance that the market price of the Common Stock will not decline below the initial offering price. The securities of many emerging companies have experienced significant price and volume fluctuations that are, at times, unrelated or disproportionate to the operating performance of such companies. Such fluctuations may be the result of changes in conditions affecting the economy in general, analysts' reports, general trends in the industry, and other events or factors. These conditions may have a material adverse effect on the market price of the Common Stock.


DILUTION


    Purchasers of the Securities offered hereby will incur immediate and substantial dilution in net tangible book value of the Common Stock. The exercise of warrants and options will also have an additional dilutive effect on the interests of the purchasers of the Securities. See "Dilution."



EFFECT OF REPRESENTATIVE'S WARRANTS



    The Company has agreed to issue to the Representative or its designee warrants to purchase up to 85,000 shares of Common Stock and 85,000 additional warrants. The terms and conditions of the Underlying Warrants are identical to those of the Warrants offered hereby except that the Underlying Warrants issuable upon the exercise of the Representative's Warrants will not be redeemable by the Company and are not exercisable until one year after the date of this Prospectus. The Representative's Warrants will be exercisable for a period of four years commencing one year after the date of this Prospectus at an exercise price of 120% of the initial public offering price. The Representative and its designees will have the opportunity to profit from an increase in the price of the Company's Common Stock during the term of such warrants and are likely to exercise them at a time when the Company, in all likelihood, would be able to obtain additional capital by offering shares of its Common Stock on terms more favorable to the Company than those provided by the exercise of such warrants. In addition, the existence of such warrants may adversely affect the terms on which the Company can obtain additional financing. See "Description of Securities" and "Underwriting."

NO DIVIDENDS



    The Company has never paid dividends on its Common Stock and does not anticipate that it will pay dividends in the foreseeable future. It is contemplated that any earnings will be used to finance the growth of the Company's business. In addition, the Company's Credit Facility with Norwest prohibits the payments of cash dividends without Norwest's consent. See "Dividend Policy."



LISTING AND MAINTENANCE CRITERIA FOR NASDAQ SECURITIES; PENNY STOCK RULES



    Application has been made for quotation of the Common Stock and Warrants on the Nasdaq Stock Market's SmallCap Market and for listing on the Boston Stock Exchange upon completion of this offering. There can be no assurance that the Company in the future will meet the requirements for continued listing on the Nasdaq SmallCap Market or the Boston Stock Exchange with respect to the Common Stock or Warrants. If the Company's securities fail to maintain their listing, the market value of the Common Stock and Warrants likely would decline and purchasers in this offering likely would find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock and Warrants.



    In addition, if the Company fails to maintain Nasdaq SmallCap Market listing for its securities, and no other exclusion from the definition of a "penny stock" under the Exchange Act is available, then any broker engaging in a transaction in the Company's securities would be required to provide any customer with a risk disclosure document, disclosure of market quotations, if any, disclosure of the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market values of the Company's securities held in the customer's accounts. The bid and offer quotation and compensation information must be provided prior to effecting the transaction and must be contained on the customer's confirmation. If brokers become subject to the "penny stock" rules when engaging in transactions in the Company's securities, they would become less willing to engage in such transactions, thereby making it more difficult for purchasers in this offering to dispose of their shares. See "Financial Statements."



FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS



    This Prospectus contains forward-looking statements including statements regarding, among other items, the Company's business strategies continued growth in the Company's markets, and anticipated trends in the Company's business and the industry in which it operates. The words "believe," "expect," "anticipate," "intends," "forecast," "project," and similar expressions identify forward-looking statements. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from these forward-looking statement as a result of the factors described under "Risk Factors" and elsewhere herein, including among others, regulatory or economic influences. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this Prospectus will in fact transpire or prove to be accurate. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this section.

                                 USE OF PROCEEDS



    The net proceeds to the Company from the sale of the 850,000 shares of Common Stock and the 850,000 Warrants offered hereby are estimated to be $4,100,000 after deducting estimated underwriting discounts, and commissions and estimated offering expenses. The Company anticipates that the net proceeds will be used substantially as follows:



     Application of Net Proceeds                        Dollar Amount   Percent of Net Proceeds
     ---------------------------                        -------------   -----------------------
     Repay Debt(1)                                      $1,500,000              37%
     Increase Marketing and Promotion(2)                 1,000,000              24%
     Enhance Existing Products
        and Develop New Products(3)                        600,000              15%
     Improve Facilities(4)                                 250,000               6%
     Improve Tooling and Fixtures(5)                       250,000               6%
     General Corporate Purposes                            500,000              12%
                                                        ----------      ----------
                      Total                             $4,100,000             100%
                                                        ==========      ==========



-------------



(1) The Company intends to use $1,500,000 of the net proceeds to repay certain promissory notes privately issued by the Company on July 1, 1996 (the "Bridge Notes"). See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Bridge Notes." The Bridge Notes are due in full on June 30, 1998 or earlier in certain circumstances, including within 30 days following the initial underwritten public offering of the Company's Common Stock. The Bridge Notes bear interest at the rate of 8% per annum payable on June 30 of each year. The Company used $779,727 of the proceeds from the issuance of the Bridge Notes to satisfy a $1,110,216 obligation to one of its creditors. See "Certain Transactions."



(2) The Company intends to increase its marketing, advertising, and promotional efforts, including an increased emphasis on the sponsorship of professional and amateur drag race events, increased public relation efforts; and the development of distinctive point-of- purchase displays. In addition, the Company will pursue licensing arrangements for its brand names to be featured on other high-quality automotive aftermarket products. See "Business - Strategy."



(3) The Company intends to adapt its current selection of wheels and accessories to fit additional vehicle models, makes, and years. In addition, the Company intends to continue to increase its product development efforts. Such product development efforts will include the research of new technologies, such as carbon fiber race wheels, new coating processes and new bonding techniques.



(4) The Company intends to upgrade its facilities, improve its manufacturing and computer systems, improve its material handling operations, and install a new telephone system.



(5) The Company intends to acquire new machining and assembly equipment, machinery to automate certain processes, new tooling and fixtures, and new bar coding and boxing machinery.

    Pending the uses described herein, the net proceeds will be applied to reduce the debt outstanding under the Credit Facility with Norwest. The foregoing represents the Company's present intentions with respect to the allocation of the proceeds of this offering based upon its present plans and business conditions. However, the occurrence of certain unforeseen events or changed business conditions could result in the application of the proceeds of this offering in a manner other than as described in this Prospectus. In this regard, although the Company is not currently a party to any agreement or understanding with respect to any prospective acquisition, the Company may use portions of the net proceeds to finance acquisitions of complementary businesses, products or technologies, or other assets, if attractive opportunities arise. See "Risk Factors."



                                 DIVIDEND POLICY



    The Company has never paid or declared any cash dividends on the Common Stock and does not intend to pay cash dividends in the foreseeable future. It is the current policy of the Company's Board of Directors to retain any earnings to finance the operations of the Company's business. In addition, the Company's Credit Facility with Norwest prohibits the payment of dividends by the Company without the prior written consent of Norwest.



                                    DILUTION



    Dilution is determined by subtracting net tangible book value per share after the offering from the amount of cash paid by investors for the shares of Common Stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock issued and outstanding.



    The net tangible book value of the Common Stock at September 30, 1996, assuming conversion on that date of certain of the Company's outstanding notes that will be automatically converted into 359,722 shares of Common Stock upon the consummation of this offering, was approximately $1,452,279, or $1.13 per share. After giving effect to the sale of the 850,000 shares of Common Stock offered hereby (at the initial public offering price of $6.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company) and the application of the net proceeds therefrom, and assuming no other changes in the net tangible book value after September 30, 1996, the Company's pro forma net tangible book value at September 30, 1996 would have been approximately $5,537,274, or $2.59 per share. This represents an immediate increase in pro forma net tangible book value of $1.46 per share to existing stockholders and an immediate decrease in pro forma net tangible book value to new investors of $3.41 per share. The following table illustrates the per share dilution:



     Initial public offering price per share                                         $6.00
       Net tangible book value per share before the offering               $1.13
       Increase per share attributable to new investors                    $1.46
                                                                           -----
     Net tangible book value per share after the offering                            $2.59
                                                                                     -----
     Dilution per share to new investors                                             $3.41
                                                                                     =====

    The following table summarizes as of September 30, 1996, the differences in the total consideration and the average price per share of Common Stock paid or contributed by existing stockholders and the total consideration and the average price per share of Common Stock to be paid by investors in this offering:



                                    Shares Purchased                 Total Consideration              Average
                                    ----------------                 -------------------             Price Per
                                 Number           Percent          Amount            Percent           Share
                                 ------           -------          ------            -------           -----
Existing stockholders(1)        1,290,305             52.0%      $ 6,675,245             52.1%         $5.17
Exercise of outstanding
  warrants and options(2)         340,063             13.7%      $   963,125              7.5%         $2.83
New investors(3)                  850,000             34.3%      $ 5,185,000             40.4%         $6.10
                              -----------       -----------      -----------       -----------
Total                           2,480,368            100.0%      $12,823,370            100.0%
                              ===========       ===========      ===========       ===========



-------------



(1) Assumes conversion of certain of the Company's outstanding notes that are automatically convertible into 359,722 shares of Common Stock upon completion of this offering.



(2) Includes the following items: (i) 122,063 shares exercisable at $1.43 per share from Class A Warrants, 118,126 of which were issued on December 31, 1992 and 3,937 of which were issued on December 15, 1994; (ii) 24,500 shares exercisable at $0.36 per share underlying Class B Warrants issued on December 15, 1994; (iii) 126,000 shares exercisable at $3.25 per share underlying Class C Warrants issued on July 1, 1996; (iv) 11,900 shares exercisable at $5.14 per share underlying Non-Employee Director Options issued on June 10, 1996; and (v) 55,600 shares exercisable at $5.60 per share underlying Employee Options and Non-Employee Director Options issued on November 9, 1996.



(3) Assumes that neither the 850,000 Warrants to be sold in the offering nor the Representative's Warrants are exercised.

                                 CAPITALIZATION



    The following table sets forth: (i) the actual capitalization of the Company at September 30, 1996; and (ii) the pro forma capitalization of the Company, which assumes the conversion of certain of the Company's outstanding notes that will be automatically converted into 359,722 shares of Common Stock upon the completion of the offering, as adjusted to give effect to the sale of the 850,000 shares of Common Stock and the 850,000 Warrants offered hereby and the application of the estimated net proceeds therefrom in the manner described in "Use of Proceeds."



                                                    September 30, 1996 (unaudited)
                                                    ------------------------------
                                                                       Pro Forma
                                                        Actual         as Adjusted
                                                ----------------------------------------
                                                (In thousands, except for share amounts)
Long-term debt                                          $  8,934       $  5,584
Stockholders' equity:
Preferred Stock, $0.01 par value; 200,000
  shares authorized; none issued and
  outstanding
Common stock, $0.01 par value; 5,000,000                       1             13
  shares authorized; 930,583  issued and
  outstanding, actual;  2,140,305 issued and
  outstanding, pro forma, as adjusted(1)
Additional paid-in capital                                 4,862         10,785
Accumulated deficit                                       (6,012)        (6,012)
                                                        --------       --------
     Total stockholders' equity (deficit)                 (1,149)         4,786
                                                        --------       --------
          Total capitalization                          $  7,785       $ 10,370
                                                        ========       ========



-----------------------



(1) Includes 359,722 shares of Common Stock issuable upon the conversion of certain of the Company's outstanding notes that will be automatically converted upon the completion of this offering. Excludes shares of Common Stock issuable upon the exercise of (i) the 850,000 Warrants offered hereby;
    (ii) the Representative's Warrants and the underlying Warrants; (iii) outstanding options and warrants to purchase up to 340,063 shares of Common Stock; and (iv) the Underwriters' over-allotment option. See "Management-Stock Option Plan," "Description of Securities," and Underwriting."

                             SELECTED FINANCIAL DATA



    The following selected statements of operations data for each of the years in the two-year period ended December 31, 1995, and the balance sheet data as of December 31, 1995, are derived from the Financial Statements and Notes thereto included elsewhere herein audited by KPMG Peat Marwick LLP, independent certified public accountants. The unaudited selected statements of operations data for the nine-month periods ended September 30, 1995 and 1996, and the unaudited balance sheet as of September 30, 1996, and as adjusted September 30, 1996, are derived from unaudited financial statements of the Company which have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the Company's financial position and results of operations. The results of operations for any interim period are not necessarily indicative of results to be expected for a full fiscal year. The following data is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements of the Company and related Notes thereto included elsewhere in this Prospectus.

                             SELECTED FINANCIAL DATA
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                           YEARS ENDED                 NINE MONTHS ENDED
                                                                           DECEMBER 31                   SEPTEMBER 30
                                                                     -----------------------       -----------------------
                                                                       1994          1995            1995           1996
                                                                     --------       --------       --------       --------
                                                                                                  (UNAUDITED)    (UNAUDITED)
STATEMENTS OF OPERATIONS DATA:
Net sales                                                            $ 20,270       $ 22,936       $ 18,375       $ 16,056
                                                                     --------       --------       --------       --------
Gross profit                                                            3,103          2,646          2,564          2,082
                                                                     --------       --------       --------       --------
Selling, general and administrative expenses                            3,888          2,912          2,159          1,963
Amortization of excess of fair value of assets
     acquired over cost                                                  (738)          (738)          (553)          (553)
                                                                     --------       --------       --------       --------
Income (loss) from operations                                             (47)           472            958            673
Interest and other expenses, net                                        1,510          1,165            891           (582)
                                                                     --------       --------       --------       --------
Income (loss) before income taxes and extraordinary item               (1,557)          (693)            67             91
Provision for income taxes                                                 --             --             --              3
                                                                     --------       --------       --------       --------
Income (loss) before extraordinary item                                (1,557)          (693)            67             88
Extraordinary item                                                      1,107             --             --            330
                                                                     --------       --------       --------       --------
Net earnings (loss)                                                  $   (450)      $   (693)      $     67       $    418
                                                                     ========       ========       ========       ========
Income (loss) per common equivalent share before
extraordinary item                                                   $  (1.38)      $   (.60)      $    .06       $    .07
                                                                     ========       ========       ========       ========
Net earnings (loss) per common and
     common equivalent share                                         $  (0.40)      $  (0.60)      $   0.06       $   0.35
                                                                     ========       ========       ========       ========
Net earnings (loss) per common share--
     assuming full dilution                                             --(1)          --(1)       $   0.05       $   0.28
                                                                                                   ========       ========
Weighted average common and common
     equivalent shares outstanding                                      1,124          1,158          1,152          1,178
                                                                     ========       ========       ========       ========
Weighted average common shares out-
     standing--assuming full dilution                                   --(1)          --(1)          1,444          1,470
                                                                                                   ========       ========



                                                               SEPTEMBER 30, 1996 (UNAUDITED)
                                                               ------------------------------
                                          DECEMBER 31,1995       ACTUAL       AS ADJUSTED(1)
                                          ----------------     ------------------------------
BALANCE SHEET DATA:
Working capital                              $  8,353          $  7,154         $  9,254

Total assets                                   13,966            12,652           15,252

Long term debt(2)                              10,531             8,934            5,584

Excess of fair value of assets acquired
     over cost                                  1,475               922              922

Stockholders' equity (deficit)                 (1,604)           (1,149)           4,786



(1) Amounts are not disclosed as the impact of options, warrants, and the convertible debt was anti-dilutive.



(2) Adjusted to give effect to (i) the conversion of certain of the Company's outstanding notes that will be automatically converted into 359,722 shares of Common Stock upon the completion of the offering, and (ii) the sale by the Company of the 850,000 shares of Common Stock and the 850,000 Warrants offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."


(3) Does not include excess of fair value of assets acquired over cost. See Note 3 of Notes to Financial Statements. See Notes 9, 10, 11 and 16 of Notes to Financial Statements for a description of the Company's long-term debt and lease obligations.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                       OF FINANCIAL CONDITION AND RESULTS
                                  OF OPERATIONS



    The following discussion and analysis provides information regarding the Company's financial position as of December 31, 1994 and 1995, and September 30, 1995 and 1996, and its results of operations for the years ended December 31, 1994 and 1995, and the nine months ended September 30, 1995 and 1996. This discussion should be read in conjunction with the preceding "Selected Financial Data" and the Company's Financial Statements and related Notes thereto and other financial data appearing elsewhere in this Prospectus. In the opinion of management, such unaudited interim data reflect all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the Company's financial position and results of operations for the periods presented. The results of operations for any interim period are not necessarily indicative of results expected for a full fiscal year. For information relating to factors that could affect future operating results, see "Risk Factors." Any forward-looking statements included in this Prospectus should be considered in light of such factors, as well as the information set forth below.



INTRODUCTION



    The Company designs, produces, and sells high-quality custom vehicle wheels and wheel accessories. The Company possesses one of the most widely recognized brand names in the automotive aftermarket industry. The Company markets a wide selection of custom wheels and components that are designed to appeal to automotive enthusiasts who desire to modify the styling, design, or performance of their cars, trucks, or vans. CRAGAR sells its wheel products in the automotive aftermarket through a national distribution network of value-added resellers, including tire and automotive performance warehouse distributors and retailers, and mail order houses.



    Traditionally, the Company's ten largest customers have accounted for a substantial portion of the Company's gross sales. During the nine months ended September 30, 1996, the Company's ten largest customers accounted for approximately 75.5% of the Company's gross sales. During 1995 and for the nine months ended September 30, 1996, the Company's largest customers were Super Shops (23.6% of gross sales in 1995 and 26.6% for the nine months ending September 30, 1996), J. H. Heafner Company, Inc. (11.8% of gross sales in 1995 and 12.3% for the nine months ending September 30, 1996), and B&R Wholesale Tire (9.5% of gross sales in 1995 and 8.6% for the nine months ending September 30, 1996). There can be no assurance that the Company will be able to maintain or continue to increase the level of its sales in the future to these or other customers.



    The Company was formed in 1992 to acquire in a leveraged buyout certain assets, including the accounts receivable, inventory, property, equipment, patents, trademarks, and copyrights, from the Wheel and Tire Division of Mr. Gasket Company, Inc., which had filed for reorganization. The fair value of the net assets acquired exceeded the final purchase price, and, accordingly, the fair value of the property and equipment, patents, trademarks, and copyrights acquired were reduced to zero. The remaining balance of $3,687,341 was classified as excess of fair value of assets acquired over cost (commonly referred to as negative goodwill) and is being amortized to income over five years using the straight-line method ($737,468 per annum through December 31, 1997).

RESULTS OF OPERATIONS



    The following table sets forth, for the periods indicated, the percentage of net sales represented by certain items included in the Company's Statements of Operations.



                                                         Year Ended                 Nine Months
                                                         December 31            Ended September 30
                                                    ------------------------------------------------
STATEMENTS OF OPERATIONS DATA:                       1994           1995        1995           1996
                                                    ------------------------------------------------
Net sales ....................................       100.0%        100.0%       100.00%       100.00%

Costs of goods sold ..........................        84.7          88.5          86.0          87.0
                                                    ------        ------        ------        ------
Gross profit .................................        15.3          11.5          14.0          13.0

Selling, general and administrative expenses .       (19.2)        (12.7)        (11.8)        (12.2)

Amortization of excess of fair value of assets
acquired over cost ...........................         3.6           3.2           3.0           3.4
                                                    ------        ------        ------        ------
Income (loss) from operations ................        (0.3)          2.0           5.2           4.2

Interest and other expenses, net .............        (7.4)         (5.0)         (4.8)         (3.6)

Extraordinary gain ...........................         5.5           0.0           0.0           2.1
                                                    ------        ------        ------        ------
Net earnings (loss) ..........................        (2.2)         (3.0)          0.4           2.7
                                                    ======        ======        ======        ======



COMPARISON OF NINE MONTHS ENDED SEPTEMBER 30, 1996 AND NINE MONTHS ENDED SEPTEMBER 30, 1995



    Net sales consist of gross sales less discounts, returns, and allowances. Net sales for the nine months ended September 30, 1996 were $16,056,074 compared to $18,374,847 for the same period in 1995. The decrease in net sales was attributable, in part, to the fact that the Company sold a large amount of excess inventory in 1995 compared to 1996. In addition, the Company accrued a larger amount of cash rebates and discounts during the nine months ended September 30, 1996 versus the same period in 1995. Other factors contributing to the decrease in net sales included the loss of a significant customer as a result of its acquisition by a wheel distributor that historically has purchased wheels from one of the Company's competitors, a reduction in purchases from another customer pending a change in ownership, and an overall reduction in sales in the performance segment of the automotive aftermarket.



    Gross profit is determined by subtracting cost of goods sold from net sales. Costs of goods sold consists primarily of the costs of labor, aluminum, steel, raw materials, overhead, and material processing used in the production of the Company's products. Gross profit for the nine months ended September 30, 1996 was $2,082,036 versus $2,564,422 for the same period in 1995. As a percentage of net sales, gross profit decreased in the 1996 period, compared to the same period in 1995, from 14.0% to 13.0%. This decrease was attributable to increased returns, rebates, and allowances during 1996 versus the same period in 1995.

    In order to increase gross profit, the Company is focusing on reducing its costs, with particular emphasis on the selected outsourcing of certain product and component manufacturing. Beginning in April 1996, the Company began purchasing fully assembled steel wheels through a formal supply arrangement with one of its vendors. Approximately 16.8% of the Company's gross sales during the first nine months of 1996 were attributable to the sale of steel wheels. See "Business - Products." Also, late in the second quarter of 1996, the Company began using machine shops in California to process certain components that had previously been manufactured in California, shipped to Phoenix for additional processing, and then shipped back to California for certain processing. The Company anticipates that the resulting reduction of in-bound freight costs and the reduction in inventory levels will lead to lower costs.



    Selling, general, and administrative ("SG&A") expenses consist primarily of commissions, marketing expenses, promotional programs, salaries and wages, product development expenses, office expenses, accounting and legal expenses, and general overhead. These expenses for the nine months ended September 30, 1996 were $1,962,508 compared to $2,159,321 for the same period in 1995. The 9.1% reduction in such expenses is primarily due to the impact of cost saving efforts implemented by the Company during the fourth quarter of 1995, including reduced advertising expenses and decreased utilization of employee overtime. The Company expects that future SG&A expenses will increase in absolute amounts and possibly in proportion to net sales due, in part, to anticipated increases in costs associated with advertising and marketing promotional activities, increased product development activities, the hiring of additional personnel, and compliance with the reporting and other requirements of a public company.



    Interest and other expenses, net, for the nine-month period ended September 30, 1996 were $582,058, compared to $890,703 for the same period in 1995. In 1996, the Company recognized a one-time gain in the amount of approximately $287,000 in connection with the sale of polishing assets that the Company had operated in Mexicali, Mexico. In connection with the Company's repurchase of a promissory note on July 1, 1996 in the amount of approximately $1.1 million, the Company recognized an extraordinary gain in the amount of $330,000. See "Certain Transactions."



    Because of its carry-forward losses from previous years, the Company had no income tax provision in 1995 and had a $3,344 provision for alternative minimum taxes in the first nine months of 1996.



    Net earnings for the nine month period ended September 30, 1996 were $417,716 compared to $67,499 for the same period in 1995, an increase of $350,217. Of this increase, $157,895 is attributable to the decrease in the allowance for doubtful accounts and inventory obsolescence reserves. Net earnings for each of the nine-month periods ended September 30, 1996, and September 30, 1995, included $553,101 of negative goodwill. See "-- Introduction."



COMPARISON OF THE YEAR ENDED DECEMBER 31, 1995 AND THE YEAR ENDED DECEMBER 31, 1994



    Net sales for the year ended December 31, 1995 were $22,935,773 compared to $20,269,936 for the same period in 1994, an increase of $2,665,837, or 13.2%.
The Company attributes this increase to additional product offerings in 1995 compared to 1994, continued growth of its customer base, and more efficient distribution of its product to its customers.

    Gross profit for the year ended December 31, 1995 was $2,646,426 compared to $3,103,386 for the same period in 1994, a decrease of $456,960, or 14.7%. As a percent of sales, gross margin decreased to 11.5% in 1995 from 15.3% in 1994. In part, this decrease in gross profit was attributable to increased reserves for accrued rebates, cash discounts, allowances, and returns, and to a program to reduce excess inventory. In addition, this decrease was attributable to increases in metal prices. Currently, the Company does not purchase forward contracts for metals and, therefore, any future increase in metals prices could adversely affect the Company's gross profit. The Company has entered into a supply agreement to purchase fully assembled steel wheels, at agreed upon prices, which should help to improve the gross profit for this portion of its business.



    SG&A expenses for the year ended December 31, 1995 were $2,912,393 compared to $3,887,756 for the same period in 1994, a decrease of 25.1%. The Company attributes this decrease in part to a reduction in the Company's administrative and sales staffs as well as a reduction in outside sales representatives. In fiscal year 1995, professional and consulting expenses declined approximately $190,000 compared to fiscal year 1994. In addition, the Company reduced marketing and promotional expenses in 1995 compared to 1994 by approximately $126,000. The Company had a write-off for bad debts of approximately $317,000 in 1994, compared to approximately $55,000 in 1995.



    Interest and other expenses, net, for the year ended December 31, 1995 were $1,165,257 compared to $1,509,647 for the same period in 1994, a decrease of $344,390, or 22.8%. In part, this decrease in 1995 relative to 1994 was attributable to a reduction in interest expense resulting from the Company's replacement of its former primary credit facility with the Norwest Credit Facility, which has more favorable terms. In addition, interest expense decreased in 1995 as a result of a recapitalization in which certain of the Company's promissory notes were contributed to capital. See "Certain Transactions." As a result of this recapitalization, the Company realized an extraordinary gain of $1,107,232 in 1994.



    The net loss for the year ended December 31, 1995 was $693,756 compared to $449,317 for the same period in 1994, a difference of 54.4%. Net loss for each of these years includes $737,468 of negative goodwill. In addition, the net loss for 1995 was reduced by $358,187 as a result of the reduction in the allowance for doubtful accounts and inventory obsolescence reserves.


LIQUIDITY AND CAPITAL RESOURCES


    The Company historically has financed its activities primarily from cash flows from operations, credit arrangements with financial institutions, operating leases for equipment, and loans and equity infusions from its principal stockholders and investors. See "Certain Transactions." There can be no assurance that the Company's cash flow will be sufficient to finance its operations as currently planned or that it will be able to supplement its cash flow with externally generated funds.


    Revolving Credit Facility

    In April 1995, the Company obtained a revolving credit facility ("Credit Facility") with Norwest Business Credit, Inc. ("Norwest"). The Credit Facility currently has a maximum commitment of $9,500,000, subject to certain restrictions with respect to the collateral borrowing base. The Credit Facility expires April 15, 1998 and is secured by the Company's accounts receivable, inventories, intangible assets, and property and equipment. Interest is due monthly at the prime rate plus 2.25%. As of September 30, 1996, the outstanding balance under the Credit Facility was $5,411,182, and the remaining amount available to be borrowed thereunder was approximately $612,474.



    The Credit Facility requires the maintenance of certain specified financial ratios. As of September 30, 1996, the Company was in default under various covenants under the Credit Facility, including the debt service covenant. On November 22, 1996, Norwest granted a waiver with respect to these defaults. See "Risk Factors - Covenant Defaults; Dependence on External Financing."


    1993 Junior Notes


    At September 30, 1996, the Company had outstanding $1,500,000 of convertible junior investor notes (the "1993 Junior Notes"). The 1993 Junior Notes are collateralized by accounts receivable, inventories, and property and equipment, subject to and subordinate to the existing security interests of Norwest. The 1993 Junior Notes mature in September 1998. The 1993 Junior Notes bear interest at 8%, which is due annually in September.



    On December 15, 1994, the Company issued a $350,000 promissory note (the "$350,000 Note"), on terms similar to the 1993 Junior Notes, in order to fund the Company's obligation to one its creditors. On the consummation of this offering, the 1993 Junior Notes and the $350,000 Note will automatically convert into 359,722 shares of the Company's Common Stock. See "Certain Transactions."


    Bridge Financing Notes


    On July 1, 1996, the Company issued $1,500,000 in aggregate principal amount of uncollateralized bridge financing notes (the "Bridge Notes"). The Bridge Notes are due in full on the earlier of June 30, 1998 or 30 days following the consummation of this offering. The Bridge Notes bear interest at 8% per annum payable on June 30 of each year. See "Certain Transactions." The Company intends to use a portion of the proceeds of this offering to fully repay the Bridge Notes. See "Use Of Proceeds."



    At December 31, 1995, the Company had an accumulated deficit of $6,429,645. During the year ended December 31, 1994, the Company used $1,974,977 in its operating activities. For the year ended December 31, 1995, the Company's operating activities provided $527,922 of cash. The Company's operating activities provided $882,876 of cash for the nine months ended September 30, 1996.



    Based on the Company's operating plan, management believes that the proceeds from this offering and anticipated cash flow from operations will be sufficient to meet the Company's anticipated operating and capital needs for at least the next 12 months from the date of this Prospectus. See "Use of Proceeds." In the future, however, the Company may require additional financing. No assurance can be given of the Company's ability to obtain such financing on favorable terms, if at all. If the Company is unable to obtain additional financing, its ability to meet its current and future revenue growth plans could be materially adversely affected.

SEASONALITY


    Historically, the Company has experienced higher revenue in the first two quarters of the year than in the latter half of the year. The Company believes that these results are due to seasonal buying patterns resulting, in part, from an increased demand for certain automotive parts and accessories associated with more favorable weather conditions, and the fact that many of its ultimate customers enjoy added liquidity by receiving income tax refunds during the first half of the year.


INFLATION


    Increases in inflation generally result in higher interest rates. Higher interest rates on the Company's borrowings would decrease the profitability of the Company. To date, general price inflation has not had a significant impact on the Company's operations; however, increases in metal prices have from time to time, and could in the future, adversely affect the Company's gross profit. See "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Comparison of the Year Ended December 31, 1995 and the Year Ended December 31, 1994."



ACCOUNTING MATTERS



    Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS No. 121), which the Company will adopt for its fiscal year ending December 31, 1996, requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of asset may not be recoverable. In the opinion of management, the adoption of SFAS No. 121 will not have any material effect on the Company.



    Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS No. 123), establishes financial accounting standards for stock-based employee compensation plans. These plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. Examples include stock purchase plans, stock options, restricted stock, and stock appreciation rights. SFAS No. 123 also applies to transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. These transactions must be accounted for, or at least disclosed in the case of options, based on the fair value of the consideration received or the equity instruments issued, whichever is the more reliable measure. The Company will adopt the disclosure requirements of SFAS No. 123 for its fiscal year ending December 31, 1996.

                                    BUSINESS

INTRODUCTION


    CRAGAR Industries, Inc. ("CRAGAR" or the "Company") designs, produces, and sells high-quality, custom vehicle wheels and wheel accessories. The Company believes that the CRAGAR name is one of the most widely recognized brand names in the automotive aftermarket industry. The Company's broad selection of products is designed to appeal to a wide range of automotive enthusiasts who desire to modify the styling, design, or performance of their cars, trucks, or vans. CRAGAR sells its wheel products in the automotive aftermarket through a national distribution network of value-added resellers, including tire and automotive performance warehouse distributors and retailers, and mail order houses. Major resellers include Super Shops, J. H. Heafner Company, Inc., and B & R Wholesale Tire.



    In order to appeal to a broad spectrum of consumers, CRAGAR offers a wide selection of custom wheels. CRAGAR's products include entry-level custom steel wheels, wire and spoked wheels that are popular with urban and inner city consumers, chrome plated, one-piece cast aluminum wheels designed to appeal to the luxury automobile owner, and race wheels that are used by both amateur and professional race drivers. The Company's wheels feature classic designs that have been sold under the CRAGAR name since the 1960s as well as contemporary designs that reflect continually changing consumer preferences. The Company sells its products under a variety of brand names, including CRAGAR, CRAGAR Lite, Keystone Klassic, S/S, Star Wire,TRU~CRUISER, and TRU~SPOKE.



INDUSTRY BACKGROUND



Size and Growth of Industry



    The automotive wheel industry is generally divided into two segments, original equipment wheels and custom aftermarket wheels, which together accounted for approximately $2.0 billion in manufacturer sales during 1994. Of this amount, the custom wheel segment, in which the Company competes, represented manufacturer sales of approximately $650 million, an annual increase of 15.5% over the total of $420 million achieved in 1991. The Company estimates its share of the custom wheel market to be approximately three percent.



    The Company attributes the continuing growth in the custom wheel segment of the automotive wheel industry to several factors, including (i) increased sales of domestic cars, sport utility vehicles, and light trucks, which have resulted in greater numbers of vehicles in use and, consequently, more potential consumers of automotive aftermarket products like the Company's wheels; (ii) increased average vehicle life, which the Company believes contributes to greater demand for automotive aftermarket products like custom wheels as vehicle owners seek to enhance the appearance of older vehicles; and (iii) increased sales of custom wheels through tire dealers, performance retailers, and other specialty automotive outlets. The Company believes that the strong desire of many vehicle owners for individuality in the appearance and styling of their vehicles will lead to continued growth in the custom wheel market, since the installation of custom wheels represents one of the easiest, least expensive, and quickest ways for such owners to dramatically alter their vehicles' appearance.

Product Offerings



    The custom wheel market is generally divided into six product categories: one-piece aluminum wheels (representing 36% of the market); performance racing wheels (20%); two-piece aluminum wheels (16%); steel wheels (14%); wire wheels (10%); and composite wheels (4%). These product categories are differentiated by the material content of the wheel, the level of technology necessary to produce the wheel, price, target customer, styling attributes, and applications. See "Business -- Products." While the Company offers products in each of these product categories, the Company believes that the market for one and two-piece aluminum wheels has grown substantially relative to the other categories of wheels and will continue to do so in the future.



Product Distribution



    Custom wheel manufacturers and assemblers may sell their products to wholesalers (such as large warehouse distribution centers), directly to product retailers (such as tire and auto parts dealers and performance automotive centers), or directly to the public via mail order, sales outlets, or direct telemarketing. A number of the Company's competitors have taken a step toward vertical integration by establishing company-owned warehouse distribution centers that can sell their products to retailers or directly to the public. To spread the overhead costs associated with establishing these company-owned distribution centers, such centers often carry competitors' products. The Company has in the past sold its products through distribution centers operated by its competitors, such as American Racing Equipment, Inc. and Prime Wheel-Golden Wheel. See "Business -- Distribution, Sales, and Marketing -- Product Distribution."



Fragmented Nature of Industry



    The Company believes that the custom wheel industry is highly fragmented, with only a few companies holding market share in excess of 10%. Like the Company, most of its competitors do not manufacture their own wheels, but purchase the wheel components from third parties for later assembly and sale to the public. Unlike the Company, however, most of its competitors do not offer a full line of custom wheel products, nor do they have an established brand identity. The Company believes that the fragmented nature of the custom wheel market offers an opportunity for certain competitors, such as the Company, to act as market consolidators through the acquisition of other custom wheel companies or product lines that can complement their existing operations. See "Business -- Business Strategy."



    The industry data presented herein is derived from information obtained from the Specialty Equipment Market Association and Lang Market Resources, Inc.


BUSINESS STRATEGY


    The Company's objective is to become the premier supplier of custom wheels and wheel accessories in the automotive aftermarket. It will seek to achieve this objective by pursuing the following business strategies:

Increase Marketing Efforts



    The Company intends to increase its marketing, advertising, and promotional efforts to further enhance and leverage the strength of the CRAGAR brand name. Promotional efforts will include an increased emphasis on the Company's relationships with drag race drivers and teams and on the sponsorship of professional and amateur drag race events sanctioned by the National Hot Rod Association ("NHRA"). Additionally, public relations campaigns will be carried in trade publications, racing magazines, and consumer magazines. The Company also intends to develop distinctive point-of-purchase displays directed to the end consumers. As a means to leverage the strength of its brand names, the Company will pursue licensing arrangements for its brand names to be featured on other high-quality automotive aftermarket products.



Expand Product Distribution



    The Company intends to expand its distribution capabilities in underserved markets, such as California, Southern Florida, New England, and the Northwestern United States, and to broaden its customer base to include major tire distributors that supply both national and local retail tire stores. Historically, the Company's distribution efforts have been focused on select domestic markets which are served by value-added resellers that specialize in selling high-performance automotive aftermarket parts and accessories. The Company also is exploring implementation of a national accounts program in which it would sell products directly to mass merchandisers which require factory direct service. The Company is in the process of establishing a redistribution arrangement necessary to serve these national account prospects as well as certain local and regional areas not serviced by its current warehouse distributors. In addition, CRAGAR will seek to develop and enhance relationships with distributors in select foreign jurisdictions, such as Japan, Mexico, Russia, Australia, and Germany, where it believes it currently enjoys significant brand name recognition.



Enhance Existing Product Lines; Develop New Products



    The Company currently offers a broad spectrum of products that are designed to fit a wide variety of automobiles, vans, and trucks. The Company plans to leverage these product lines by adapting its wheels and accessories to fit additional vehicle models, makes, and years. In addition, the Company intends to continue to increase its product development efforts with increased emphasis on products for trucks and sport utility vehicles ("SUV's"). In this regard, during the past two years the Company introduced its CRAGAR Lite wheel line, introduced a series of one-pieced aluminum wheels, and significantly broadened its TRU-SPOKE line with three new wheel designs and a new line of accessories. The Company also is test marketing a new line of custom wheels that, utilizing a proprietary coating process feature such distinctive wheel coatings as camouflage, marble and simulated carbon fiber.



Explore Synergistic Acquisitions or Alliances



    The Company believes that the market for custom wheels and wheel accessories is highly fragmented. Further, the increase in recent years in the variety of domestic and imported vehicle makes and models has made it difficult for many of the Company's competitors to maintain product selection broad enough to meet customer demands. Accordingly, the Company believes that the wheel and accessory segments of the automotive aftermarket present attractive opportunities for consolidation or strategic alliances, and intends to selectively review these opportunities following this offering. The Company currently has no specific agreements or understandings with respect to any acquisitions or alliances.



Improve Operating Efficiencies



    Historically, the Company has manufactured or assembled a substantial portion of its products, which has required the Company to maintain, manage, and finance substantial inventories. The Company intends to improve its assembly and materials handling operations through plant improvements, the purchase of new equipment, and the implementation of enhanced inventory management. In addition, the Company has begun to selectively outsource the processing, assembly, and manufacturing of some of its custom wheels, components, and accessories, and expects to explore the further outsourcing in the future. The Company believes that the outsourcing of selected products and processing operations will enable it to devote a greater percentage of its resources to product design, marketing, and distribution, and to shift certain inventory, warranty, and other risks to its suppliers.


PRODUCTS


    CRAGAR offers a large variety of custom wheels which can be divided into six general categories: (i) wire or spoked wheels; (ii) composite wheels, known as Legacy and CRAGAR Lite wheels; (iii) steel wheels; (iv) race wheels; (v) street steel wheels; and (vi) one-piece cast aluminum wheels. In addition, the Company offers a full line of wheel accessories, including lug nuts, spacers, bolts, washers, spinners, and hubcaps.

     The following table provides sales and other information about the Company's major product lines:


                                 % OF 1996             % OF 1995             TYPE OF
PRODUCT LINE                    GROSS SALES*          GROSS SALES       CONSTRUCTION                 CUSTOMER NICHE
Wire or Spoked                     20.0%                 24.2%          Steel spokes                 Urban and inner city
Wheels                                                                  attached to inner            consumers
                                                                        steel hub and outer
                                                                        steel rim or felly

Composite,                         23.7%                 17.8%          Inner cast aluminum          Nostalgia car and
Legacy, and                                                             disc welded to outer         current line truck
CRAGAR Lite                                                             steel rim                    owners
Wheels

Steel Wheels                       16.8%                 16.7%          Inner steel disc             Low-end consumers
                                                                        welded to outer              of all types of
                                                                        steel rim                    vehicles

Race Wheels                        16.6%                 15.8%          Two outer                    Pro and amateur
                                                                        aluminum rim                 race drivers and
                                                                        halves welded                performance car
                                                                        together with                owners
                                                                        aluminum center or
                                                                        spacer

Street Steel                        8.7%                  8.5%          Three piece steel            Hot rod and race
Wheels                                                                  and aluminum                 enthusiasts with cars
                                                                        center welded to             and trucks
                                                                        outer steel rim

One-piece Cast                      7.8%                  7.8%          Cast one-piece               Low and high-end
Aluminum                                                                aluminum                     consumers of all
Wheels                                                                  with machined,               types of vehicles
                                                                        painted, or chrome
                                                                        finish

Wheel                               4.6%                  4.6%          Steel and aluminum           All types of
Accessories                                                             hub caps, lug nuts,          consumers and
                                                                        spinners, locks,             vehicles
                                                                        spacers

Miscellaneous                       1.8%                  4.6%          Excess wheels and            N/A
                                                                        accessories



*   For nine months ended September 30, 1996, unaudited.

Wire or Spoked Wheels


    CRAGAR offers a complete line of chrome plated wire or spoked wheels. The Company sells most of these products under the TRU~SPOKE brand name, although it offers a spoked wheel product using patented technology, called the Star Wire, which is sold under the CRAGAR brand name. Wire wheels are high-end, niche products that are sold to a limited group of vehicle owners. Recently, CRAGAR introduced a new look for the TRU~SPOKE brand name, incorporating a new decorative medallion and spinner and several new wheel styles, including wheels with diamond spokes, a wheel with 102 spokes, a wheel with sixteen 5/8 inch
(fat) spokes, and a lower priced wheel with 13 pairs of spokes. From time to time, CRAGAR also supplies other companies with wire wheels under private label.


Composite, Legacy, and CRAGAR Lite Wheels


    Composite wheels consist of a chrome plated die cast aluminum center welded to a chrome plated rolled steel outer rim. CRAGAR patented the process of attaching the aluminum center to the steel rim in 1964. In addition to the Company's popular S/S and SS/T composite wheels, in 1995 the Company purchased the exclusive rights to manufacture and market the Keystone Klassic, one of the most popular wheels in automotive history. The Company believes this product solidifies CRAGAR's Legacy Line as the most popular nostalgia wheels in the market. The Company recently introduced 16 and 17 inch versions of its S/S wheel.



    Another addition, introduced in 1995, was the Company's development (with patent pending technology) of the CRAGAR Lite wheel line using a new light-weight steel rim. While over 30% lighter than conventional rims, these light-weight rims are stronger than conventional rims because the rims are made of high-strength alloy steel. The CRAGAR Lite rim improves ride stability, reduces wheel vibrations, lessens wear on the suspension, and enhances fuel economy. The Company currently has two CRAGAR Lite styles, both used for front-wheel drive vehicles. The Company recently has introduced new sizes and bolt circle configurations of its CRAGAR Lite wheels.


Steel Wheels


    CRAGAR steel wheels have been sold for over 30 years. While aluminum has slowly been replacing steel as the major wheel material, the Company continues to sell large quantities of steel wheels, which represent a less costly option for many consumers. The Company currently has a supply arrangement to purchase fully assembled steel wheels. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." From time to time, CRAGAR also supplies other companies with steel wheels for resale under private label.


Race Wheels


    CRAGAR race wheels are higher-priced, three-piece, lightweight, polished aluminum wheels. These wheels are used by professional drag racers, who are sometimes provided CRAGAR wheels without charge in return for their promotion of CRAGAR and for displaying a CRAGAR sticker on their cars. The Company's two highest-end professional race wheels are the Super Race and the Super Star.

    The Company also sells race wheels to amateur racers, professional racers, and individuals who want the look of the race wheel for street use. The race wheels for this product category are the Dragstar and the Super Lite II. In addition, the Company has introduced a series of race wheels with billet centers for street use.



Street Steel Wheels



    The Company sells chrome plated steel, look-alike versions of its race wheels. The Street Star is a lower-priced copy of the Dragstar, and the Street Lite is a copy of the SuperLite II.



One-Piece Cast Aluminum Wheels



    The Company currently offers several styles of one-piece aluminum wheels. One category of onepiece aluminum wheels consists of high-end, chrome plated or silver painted wheels with innovative styling. The styles are designed for CRAGAR's "muscle car" or "hot rod" niche, including classic Mustangs, Camaros, Firebirds, and Monte Carlos. In addition, these wheels are also popular with owners of high-end European and Japanese cars. These wheels are currently purchased from manufacturers in the Philippines and the United States.



    Another category of one-piece aluminum wheels consists of the Hammer, Star, Blade, and Modular styles. These styles have been on the market for many years and are available from almost all of the Company's domestic and foreign competitors. These wheels have become "commodity" items and provide relatively small gross margins. These wheels are currently purchased from manufacturers in China and the United States.


Wheel Accessories


    The Company offers a large and varied line of accessories, including hubcaps, medallions, lug nuts, washers, steels locks, spinners, beadlock rings, and trim rings. These are sold both packaged and loose. The packaging is either in boxes or shrink wrap with paper board. Most of these accessories are sourced from the Far East.


PRODUCT DEVELOPMENT


    The Company currently offers a broad spectrum of products that are designed to fit a wide variety of automobiles, vans and trucks. The Company plans to leverage these product lines by adapting its wheels and accessories to fit additional vehicle models, makes and years. In addition, the Company intends to continue to increase its product development efforts with increased emphasis on products for trucks and sport utility vehicles ("SUV's"). In this regard, during the past two years the Company introduced its CRAGAR Lite Wheel line and significantly broadened its TRU~SPOKE line with three new wheel designs and a new line of accessories. The Company is in the process of test marketing a new line of custom wheels which, utilizing a coating process licensed to the Company, feature such distinctive wheel coatings as camouflage, marble, and simulated carbon fiber.

    To enhance its product development efforts, the Company plans to engage an experienced outside consultant to assist the Company's current in-house product development staff. In addition, the Company plans to supplement its existing product development staff with the addition of one or more new employees with product development experience.

DISTRIBUTION, SALES AND MARKETING

Product Distribution


    The Company currently sells its products through the following distribution channels:



     Warehouse Distributors. The Company sells its products to warehouse distributors that sell to tire dealers, automotive performance retailers, service stations, and specialty boutiques. These customers include J. H. Heafner Company, Inc., B & R Wholesale Tire and Wheel, and Keystone Automotive Warehouse. Automotive aftermarket warehouse distributors often stock a full selection of high-quality merchandise. The Company believes that warehouse distributors will continue to be an important factor in the Company's penetration of new geographic areas. Sales to warehouse distributors accounted for 46.2% and 38.1%, respectively, of the Company's gross sales in 1995 and in the nine months ended September 30, 1996.



     Tire Dealers and Automotive Performance Retailers. The Company sells its custom wheels and other products to major tire and automotive performance retailers, including Discount Tire and Super Shops, which specialize in selling high- performance aftermarket automotive parts and accessories throughout the United States. The Company believes that tire dealers have experienced success with "combination" sales of tires with custom wheels and that automotive performance retailers serve as an important link to automotive enthusiasts. Tire dealers and automotive performance retailers, two traditionally separate channels, are beginning to overlap in their product coverages. Gross sales to tire dealers and automotive performance retailers accounted for 36.1% and 39.6%, respectively, of the Company's gross sales in 1995 and in the nine months ended September 30, 1996.



     Mail Order Outlets. The Company sells its products to mail order catalog houses, including Atech Motorsports, Buckeye Sales, and ASAP, for resale to the public. The Company believes that inclusion of its products in large mail-order catalogs will continue to be a significant factor in promoting the brand-name recognition of the Company's products and increasing direct sales to consumers. Sales to mail order outlets accounted for 12.1% and 14.2%, respectively, of the Company's gross sales in 1995 and in the nine months ended September 30, 1996.



     International Distributors. The Company sells to exporters and directly to distributors in select foreign countries. International sales accounted for approximately 5.4% and 6.2%, respectively, of the Company's gross sales in 1995 and in the nine months ended September 30, 1996.



    The Company intends to increase its distribution capabilities in underserved markets, such as California, Southern Florida, New England and the Northwestern United States, and to broaden its customer base to include more major tire distributors that supply both national and local retail tire stores. The Company is also exploring implementation of a national accounts program in which it would sell products directly to mass merchandisers which require factory direct service. The Company is in the process of establishing a redistribution arrangement necessary to serve these national account prospects as well as certain local and regional areas not serviced by its current warehouse/distributors. In addition, CRAGAR will seek to develop and enhance relationships with distributors in select foreign jurisdictions, such as Japan, Mexico, Russia, Australia and Germany, where it believes it currently enjoys significant brand name recognition.



Sales and Marketing



    As of September 30, 1996, the Company employed six individuals in its sales and marketing department and retained four independent representative agencies. The Company's sales and marketing employees are responsible for implementing marketing plans and sales programs, providing technical advice and customer service, handling customer inquiries, following up on shipments to customers, informing customers of special promotions, coordinating the Company's trade shows, and providing other types of customer service. The Company plans to hire an executive to coordinate the Company's marketing efforts.



    As one of its marketing programs, the Company is a sponsor for all professional and amateur drag race events sanctioned by the National Hot Rod Association ("NHRA"). The Company sponsors cars carrying the CRAGAR logo in all three professional categories, including the Top Fuel, Funny Car, and Pro Stock divisions. Among the many well-known drivers and teams that CRAGAR has relationships with include Kenny Bernstein (1996 Top Fuel Champion), Warren Johnson (multi-year Pro Stock Champion), Larry Dixon (1995 Rookie of the Year), team owners such as Joe Gibbs (Former NFL Super Bowl Coach) and Don "The Snake" Prudhomme (Legendary Driver and former Champion), and teams with major sponsors such as McDonald's, Budweiser, Miller Genuine Draft, Skoal Bandit, ProLong, GM Performance Parts, and Mac Tools.



    Outside sales representatives typically interface directly with CRAGAR's customers. These individuals approach CRAGAR's customers on a frequent basis to solicit orders. These sales representatives either earn a commission on each sale or receive a flat monthly retainer. Sales representatives work with a particular internal salesperson and together deal with each customer in order to facilitate high levels of service.



    In 1995, the Company's ten largest customers accounted for approximately 70.4% of its gross sales, with three accounting for a total 44.9%. Super Shops,
J. H. Heafner Company, Inc., and B & R Wholesale Tire accounted for 23.6%, 11.8%, and 9.5% of gross sales, respectively, in 1995. For the nine months ended September 30, 1996, the Company's ten largest customers accounted for approximately 75.5% of gross sales, including Super Shops at 26.6%, J. H. Heafner Company, Inc. at 12.3%, and B & R Wholesale Tire at 8.6%. The Company does not have any long-term contractual relationships with any of its major customers. See "Risk Factors - Dependence on Key Customers."



    The Company's standard payment terms generally provide for payment by its customers no later than the 25th day of the month following the month of the invoice, with a 2% discount offered for payments made by the 10th day of the month. Certain customers receive longer terms, and at certain times of the year terms are offered which have in the past extended to as much as 210 days from the date of invoice.

PRODUCTION



    The Company assembles most of its products at its facility in Phoenix, Arizona. While outside vendors manufacture most of the component parts used in the Company's products, the Company undertakes certain basic manufacturing operations, including bending spokes on presses; de-flashing various components; piercing rims, hubs, and fellies for wire and spoked wheels; dimpling rims for wire wheels; and machining a variety of components. In recent periods, the Company has begun to selectively outsource the processing, assembly, and manufacturing of some of its custom wheels, components, and accessories, and expects to explore the further outsourcing of product manufacturing in the future. The Company believes that the outsourcing of selected products and processing operations will enable it to devote a greater percentage of its resources to product design, marketing, and distribution, and to shift certain inventory, warranty, and other risks to its suppliers. In addition, the Company intends to improve its own manufacturing operations through plant improvements, the purchase of new equipment, and the implementation of enhanced inventory management.



    CRAGAR maintains its own in-house testing facility for its wheels. CRAGAR also utilizes independent test laboratories with all wheels which certify their results relating to load ratings, cornering fatigue, and radial fatigue.


COMPETITION


    The market for the Company's products is highly competitive and fragmented with over 100 domestic and foreign sellers of custom wheels. Competition is based primarily on product selection (including style and vehicle fit), product availability, quality, design innovation, price, and service. Competition in the custom wheel market is intense, and the Company believes that several major wheel manufacturers, such as American Racing Equipment, Inc., Prime Wheel-Golden Wheel, Progressive Custom Wheels, Inc., Ultra Custom Wheel Co., and Superior Industries International, pose significant competition because of their substantial resources.



    The level and source of the Company's competition varies based on product category. Cast aluminum wheels comprise the largest portion of the custom wheel market. There are numerous competitors in the cast wheel market, including American Racing Equipment, Inc., Prime Wheel-Golden Wheel, Progressive Custom Wheels, Inc., Ultra Custom Wheel Co., Superior Industries International, and certain smaller domestic companies as well as numerous foreign manufacturers. Most of these companies also make composite wheels. In race wheels, the Company has two major competitors, Weld Racing, Inc. and Center Line Performance Wheels. The largest wire wheel competitors include Roadster Wheels, Inc., Crown Wire Wheel Co., and Dayton Wheel Products, Inc. In steel wheels, the competitors include Mangels Wheels, Unique Wheel, Inc., American Racing Equipment, Inc., and Greenball Corp.


FACILITIES


    The Company's executive offices, product development, sales, accounting, computer, manufacturing, and distribution facilities are currently housed in a leased industrial building. The 167,000 square foot facility is located in Phoenix, Arizona. The lease expires in June 2003, and the Company has a right of first refusal to purchase the property. The Company believes that the facility is adequate for its current operations and those contemplated by the Company in the foreseeable future.

INTELLECTUAL PROPERTY


    The Company markets its custom wheels and products under a variety of brand names designed to capitalize on CRAGAR's reputation. The Company believes that its trademarks, most importantly CRAGAR, are critical to its business. The Company also relies on trade secrets and proprietary know-how, which it seeks to protect, in part, through confidentiality and proprietary information agreements. The Company has also entered into agreements with its vendors to restrict the use of technology provided by the Company. However, there can be no assurance that the proprietary information or confidentiality agreements with employees and others will not be breached, that the Company would have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known to or independently developed by competitors.



PRODUCT RETURNS AND WARRANTIES



    Historically, the Company's wheels have been sold with a limited one-year warranty from the date of purchase. The Company's warranties generally provide that, in the case of defects in material or workmanship, the Company, at its option, will either replace or repair the defective product without charge. The Company currently maintains product liability insurance for its products, with limits of $1.0 million per occurrence and $2.0 million in the aggregate, per annum. Such coverage is becoming increasingly expensive. There can be no assurance that the Company's insurance will be adequate to cover future product liability claims or that the Company will be able to maintain adequate liability insurance at commercially reasonable rates. See "Business - Legal Proceedings."



    The Company maintains stock adjustment and warranty return policies. Under such policies, distributors and consumers of the Company's products meeting specified conditions may return products to the Company in exchange for credit. To date, returns of the Company's products pursuant to these policies have not been material. From time to time, the Company will accept returns of competitors' products in order to facilitate a new account or strengthen its relations with existing accounts.


EMPLOYEES


    As of September 30, 1996, the Company had 95 employees, a majority of whom were full-time employees, and 6 independent contractors. Employment levels vary during the course of a year due to the seasonality of the Company's business. See "Risk Factors - Variability in Operating Results; Seasonality." The Company considers its employee relations to be good. None of the Company's employees are represented by unions.


LEGAL PROCEEDINGS


    The Company is one of four defendants in an action in the United States District Court for the Eastern District of Michigan entitled Patricia Ellerholz
v. Goodyear Tire & Rubber Co., instituted December 20, 1995. Ms. Ellerholz alleges, among other things, that her husband, Brian Ellerholz, was killed on January 8, 1993 while attempting to disassemble a two-piece drag racing wheel. The plaintiff in this case is seeking damages of $5.5 million plus an unspecified amount of punitive damages. Any losses to the

Company resulting from this case will not be covered by product liability insurance. The Company believes that the wheel was manufactured and sold by another party and that the Company is not a "successor corporation" to the entity that manufactured and sold the wheel. Accordingly, on September 30, 1996, the Company filed a Motion For Summary Judgment asking the Court to dismiss the Company as a defendant in the action. While the Company is defending itself vigorously in this matter, there can be no assurance that the ultimate resolution of this case will not result in a material adverse effect on the Company's financial condition.



    The Company also is involved in routine litigation incidental to the conduct of its business. Except for the matter referred to in the preceding paragraph, there are currently no material pending proceedings to which the Company is a party or to which any of its property is subject.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The directors and executives officers of the Company are as follows:


NAME                                           AGE     POSITION
----                                           ---     --------
Michael L. Hartzmark, Ph.D.                    40      President, Chief Executive Officer, and Director
Michael Miller                                 38      Chief Operating Officer
Anthony W. Barrett                             48      Vice President of Sales Operations
Sidney Dworkin(1)(2)                           75      Director
Mark Schwartz(1)(2)                            46      Director
Donald McIntyre(1)(2)                          72      Director
Ed Faber(1)                                    63      Director



    ----------


    (1) Member of Audit Committee

    (2) Member of Compensation Committee



    Dr. Hartzmark joined the Company as a full-time employee in May 1993 and has served as its President and Chief Executive Officer since June 4, 1993, and as a director since January 1, 1993. Prior to joining the Company, Dr. Hartzmark was an economic consultant (as President of EconOhio Corporation) and a financial consultant (as President of MDA Financial, Inc.). EconOhio wrote business plans for and provided advice to a variety of companies. MDA provided financial consulting services to small and medium-size companies, as well as assistance to oil and gas and real estate limited partnerships. From 1987 to 1989, Dr. Hartzmark was Senior Economist at Lexecon Inc. a Chicago-based economics and law consulting firm. Dr. Hartzmark was the John M. Olin Visiting Scholar at the University of Chicago and an Assistant Professor at the University of Michigan. He has also worked for the Treasury Department and the Commodity Futures Trading Commission. Dr. Hartzmark earned his M.A. and Ph.D. degrees in economics at the University of Chicago. He holds a B.A. in economics from the University of Michigan.



    Mr. Miller joined the Company as a full-time employee in November 1996 after serving as a consultant to the Company for three months. He has over 16 years of experience with manufacturing companies working either as a senior executive or consultant. From 1992 to 1996, Mr. Miller was employed at Form Rite, a $110 million supplier of fluid handling systems to Ford, GM, Chrysler, Mercedes, Nissan, and TRW. He assisted with the sale of the company to Siebe plc., a large British firm. Prior to the sale, he had worldwide responsibility for sales and engineering efforts. Mr. Miller was Vice President of Operations for Mr. Gasket and had operating responsibility for CRAGAR from 1988 to 1992. He joined Mr. Gasket from the consulting practice of Deloitte & Touche after completing a restructuring project at CRAGAR Industries. Mr. Miller has a B.S. in Business Administration from the University at Albany and a Master of Business Administration from Rochester Institute of Technology.

    Mr. Barrett joined CRAGAR in August 1995. In addition to serving as Vice President of Sales Operations, Mr. Barrett also serves as the Company's principal financial and accounting officer. He has over 25 years of experience in manufacturing. He has had extensive experience in finance and accounting, operations, sales, marketing and production. From 1980 to 1993, Mr. Barrett served as Vice President - Finance, Vice President - Retail Operations and Vice President - Canadian Operations at F.E. Myers, a manufacturer and assembler of pumps. His responsibilities included overseeing finance, production, operations, and sales. Prior to 1980, Mr. Barrett worked for 10 years at ITT. Mr. Barrett holds a B.A. from Malone College.



    Mr. Dworkin has served as a director of the Company since December 1994. Mr. Dworkin served as President and Chairman of the Board of Revco Drugstore Company, Inc. until October 1987. Mr. Dworkin currently serves on the Boards of approximately ten companies, including a number of large public corporations. These include General Computer Corporation, which was sold in 1995 (where he was Chairman of the Board), Comtrex Systems, Inc. (where he was Chairman of the Board), Northern International Technologies, CCA Industries, Interactive Technologies, Inc. (a manufacturer of pet supplies), Marbledge Group, Inc., Powerhorse, Overdrive Systems, Inc., and Neutrogena (prior to its sale). He is also owner and Chairman of the Board of Advanced Modular Company, a privately-held manufacturer of modular buildings. His experiences range across a multitude of industries including, among others, pharmaceuticals, computer hardware and software, modular housing, and consumer products.



    Mr. Schwartz has served as a director of the Company since January 1993. Mr. Schwartz is President of G&S Metal Products, Inc., one of the largest producers of consumer metal products in the United States. The company's headquarters in Cleveland, Ohio include a major manufacturing facility. G&S Metal Products sells its products to all major retailers (e.g., K-Mart, Target, and WalMart), many through private label programs. Mr. Schwartz is also President of G&S Machine Tools, Inc. and Vice President of Porcelen, Inc. Mr. Schwartz has extensive export and import experience.



    Mr. McIntyre has served as a director of the Company since June 1996. Mr. McIntyre is currently active nationally in merger and acquisition work in association with Chapman Associates. He is also interim CEO at Capital Electric Group. From 1964 to 1981, he was Chairman of the Board, President, and CEO of Custom Products Corporation, a multi-plant manufacturing and distribution company. Mr. McIntyre currently serves on the boards of several companies, including Capital Electric Group, the Joray Corporation, and Watkins Shepard Inc. Mr. McIntyre holds a B.S. from Iowa State University and attended post-graduate courses at Michigan State University and Drake.



    Mr. Faber has served as a director of the Company since November 1996. Mr. Faber currently consults with small, emerging companies on a variety of corporate matters, including turnaround strategies. From 1991 to 1992 he served as President and Chief Executive Officer of SuperCuts, Inc., where he was responsible for organizing and executing a successful initial public stock offering. From 1990 until the company was sold in 1991, Mr. Faber served as Vice Chairman and Chief Executive Officer of Dataphaz. In 1976, Mr. Faber was the founding President of Computerland Corporation. He retired from Computerland Corporation in 1983, but was brought back in 1985 to serve as Chairman and Chief Executive Officer until 1987 when the company was sold. He remained as Vice Chairman until 1990. Mr. Faber currently serves on the Boards of Integrated Circuits Engineering Corp. and Cotelligent

Systems. Mr. Faber holds a degree in Industrial and Labor Relations from Cornell University and was an officer in the United States Marine Corps.


    Directors are elected annually to serve until the next annual meeting of shareholders and until their successors are elected and qualified. Executive officers are elected annually by, and serve at the discretion of, the Board of Directors.


KEY EMPLOYEES



    Tony Cortes, 34, joined CRAGAR in 1982 as an assembly worker and has served as Production Manager since June 1993.



    Kent Rogers, 46, serves as the Director of Material Control and Information Services. Mr. Rogers joined CRAGAR in August 1994 and has over 19 years of experience in utilizing all types of computer hardware platforms and a variety of integrated computer software packages. As Director of Management Information Systems at Syntellect, Inc. from 1989 to 1994, Mr. Rogers created the Information Systems Department for a $50 million interactive voice response products manufacturer. He also directed Syntellect's Customer Support Department. From 1987 to 1988, Mr. Rogers was a District Industry Specialist for Unisys, assisting the company in the sales and implementation of its financial, purchasing, order entry, inventory control, and manufacturing control products. From 1985 to 1987, Mr. Rogers was an Independent Systems Consultant, where he evaluated, recommended, trained, and implemented various financial accounting, distribution, plant maintenance, and manufacturing control software systems. From 1979 to 1985, Mr. Rogers worked at Hewlett Packard as a Senior Systems Engineer, installing and implementing the company's software packages. Mr. Rogers holds a B.S. degree in Computer Science from Angelo State University.



    David Bratset, 49, serves as the Director of Administrative Services. Mr. Bratset joined CRAGAR in September 1995. He has had a varied background, mostly focused on finance, accounting, and human resources. From 1994 to 1995, Mr. Bratset was Business Manager at Christensen & Associates, an investor relations consulting firm, with a full range of responsibilities, including management of accounting, human resources, management information systems, and administrative services. From 1992 to 1993, Mr. Bratset was the Controller at Dynamic Information Corporation, From 1978 to 1992, Mr. Bratset was Vice President of Administration at the Thunder Group. From 1969 to 1978, Mr. Bratset was Corporate Headquarters Manager at Zytron Corporation. Mr. Bratset holds a B.A. in Business Administration/Accounting from the University of California, Berkeley.


BOARD COMMITTEES


    The Compensation Committee consists of Messrs. Dworkin, Schwartz, and McIntyre. The Compensation Committee establishes salaries, incentives, and other forms of compensation for officers and other employees, administers incentive compensation and benefit plans, including the Company's 1996 Stock Option and Restricted Stock Plan and the Company's 1996 Non-Employee Directors' Option Plan, and recommends policies relating to such plans.



    The Audit Committee consists of Messrs. Dworkin, Schwartz, McIntyre, and Faber. The Audit Committee will meet periodically with management and the Company's independent auditors and will review the results and scope of the audit and other services provided by the Company's independent auditors, the Company's internal auditing procedures, and the adequacy of internal controls.



DIRECTORS' COMPENSATION AND NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN



    The Company pays all non-employee directors $1,000 for attendance at the Company's quarterly meetings of directors, which it plans to increase to $1,500 after the completion of this offering. The Company pays all non-employee directors $250 for any committee meetings attended. In addition, directors may be reimbursed for certain expenses in connection with attendance at board and committee meetings. On June 10, 1996, pursuant to the Company's Non-Employee Directors' Stock Option Plan (the "Directors' Plan"), the Company granted options to purchase 9,800 shares of the Company's Common Stock to those persons who were directors of the Company as of May 31, 1996. All options were granted with an exercise price of $5.14 per share. Pursuant to the terms of the Directors' Plan, Mark Schwartz received 2,800 options; Sidney Dworkin, Victor Scaravilli, and Phyllis Froimson each received 2,100 options; and Donald McIntyre received 700 options. Mr. Scaravilli and Ms. Froimson are not currently directors of the Company, but were directors on May 31, 1996. In addition, the Company's Board of Directors granted James Schoke, a former director of the Company, an option to purchase 2,100 shares of the Company's Common Stock at an exercise price of $5.14 per share and an option to purchase 2,100 shares of Common Stock at $5.60 per share, effective as of June 10, 1996 and November 9, 1996, respectively. The option grants to Mr. Schoke were in recognition of Mr. Schoke's service to the Company as a Board member and were on substantially the same terms as the option grants under the Directors' Plan. The Directors' Plan currently provides that each non-employee director will be granted options to purchase 700 shares of Common Stock at fair market value on the date of grant and which shall vest after each such full year of service; provided, however, that the aggregate number of options granted by the Company under the Directors' Plan may not exceed 35,000.


EXECUTIVE COMPENSATION

    The following table summarizes all compensation paid or accrued by the Company for services rendered during the year ended December 31, 1995 by the Company's President and Chief Executive Officer. No other executive officer of the Company had compensation in excess of $100,000 for the periods indicated.


                                                                                                               Annual
                                                                                                           Compensation
                                                                                                      ------------------------
Name and Principal Position                                                                              Year       Salary
---------------------------                                                                              ----       ------
Michael L. Hartzmark, Ph.D., President, Chief Executive Officer, and Director                            1995      $96,000
                                                                                                         1994      $96,000
                                                                                                         1993      $72,000

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During the year ended December 31, 1995, the Company's Board of Directors established the levels of compensation for certain of the Company's executive officers without the involvement of the Compensation Committee, as the Compensation Committee had not yet been formed during that period. Dr. Hartzmark, the Company's President and Chief Executive Officer, participated in the deliberations regarding executive compensation that occurred during 1995. The current members of the Company's Compensation Committee, who joined the Compensation Committee effective as of September 27, 1996, are Messrs. Dworkin, Schwartz, and McIntyre. None of these individuals were at any time during 1995 an officer or employee of the Company.


EMPLOYEE STOCK OPTION PLAN



    The Company's 1996 Stock Option and Restricted Stock Plan (the "Employee Option Plan") was adopted by the Board of Directors in May 1996 and was approved by the shareholders at the Company's annual meeting of shareholders in June 1996. The Board of Directors approved an amendment to the Employee Option Plan on September 27, 1996, and the Company's shareholders approved the amendment effective as of that same date. The purpose of the Employee Option Plan is to attract and retain qualified personnel, provide additional incentives to employees, officers, directors, and consultants of the Company, and promote the success of the Company's business. Pursuant to the Employee Option Plan, the Company may grant incentive and nonstatutory (nonqualified) stock options to key employees, officers, directors, and consultants of the Company. A total of 210,000 shares of Common Stock have been reserved for issuance under the Employee Option Plan.



    The Compensation Committee has been delegated the authority by the Board to select the key employees, officers, directors, and consultants of the Company to whom stock options are granted (provided that incentive stock options only be granted to employees of the Company), to interpret and adopt rules for the operation of the Employee Option Plan, and to specify other terms of stock options. Subject to the limitations set forth in the Employee Option Plan, the Compensation Committee has the authority to designate the number of shares to be covered by each option, determine whether an option is to be an incentive stock option or a nonstatutory option, establish vesting schedules, specify the type of consideration to be paid to the Company upon exercise and, subject to certain restrictions, specify other terms of the options.



    The maximum term of options granted under the Employee Option Plan is ten years. The aggregate fair market value of the stock with respect to which incentive stock options are first exercisable in any calendar year may not exceed $100,000 per incidence. Options granted under the Employee Option Plan are nontransferable and generally expire three months after the termination of an optionee's service to the Company. In general, if an optionee is permanently disabled or dies during his or her service to the Company, such option may be exercised up to 12 months following such disability or death.


    The exercise price of incentive stock options must equal the fair market value of the Common Stock on the date of grant. The exercise price of incentive stock options granted to any person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock must be at least 110% of the fair market value of such stock on the date of grant and the term of those options cannot exceed five years.

OPTION GRANTS

    The Company did not grant stock options or stock appreciation rights during the year ended December 31, 1995.


    See "Management-Directors Compensation and Non-Employee Directors' Stock Option Plan" for information regarding option grants made as of June 10, 1996 and November 9, 1996 to certain of the Company's current and former directors.



    On November 9, 1996, pursuant to the Employee Option Plan, the Company issued an aggregate amount of 53,500 options to certain of the Company's employees. Each option is exercisable at $5.60 to purchase one share of Common Stock.

                              CERTAIN TRANSACTIONS


    On December 15, 1994, Mr. Sidney Dworkin, a director and principal stockholder of the Company, invested $500,000 in the Company in order to, among other things, fund the Company's $360,000 installment due under a promissory note to Performance Industries, Inc. (formerly Mr. Gasket) ("Performance"). This payment related to debt owed by the Company to Mr. Gasket as a result of the Company's acquisition of the CRAGAR brand name and certain other assets from Mr. Gasket. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview." Of Mr. Dworkin's $500,000 investment, $150,000 was made as a contribution to capital, and the remaining $350,000 was made as a loan to the Company. In consideration of the $150,000 capital contribution, Mr. Dworkin received (i) 29,167 shares of Common Stock, (ii) 3,937 Class A Warrants, each warrant entitling the holder to purchase one share of Common Stock at $1.43, and (iii) a promissory note in the principal amount of $108,333 (the "$108,333 Note"). The $108,333 Note bears interest at a rate of 15% per annum, payable annually in five installments commencing January 1, 1995. In consideration of the $350,000 loan to the Company, Mr. Dworkin received (i) 24,500 Class B Warrants, each warrant entitling the holder to purchase one share of Common Stock at $0.36 per share, and (ii) a promissory note in the principal amount of $350,000 (the "$350,000 Note"). The $350,000 Note, which initially had an interest rate of 1.5% per month through June 30, 1995, and 2% per month thereafter until the outstanding principal balance is paid in full, was amended by the parties on October 12, 1995, so that the Note currently bears interest at 8% per annum and matures on January 1, 1997. Pursuant to an amendment executed by the parties on September 30, 1996 (as described below), the $350,000 Note will automatically convert into 68,056 shares of Common Stock upon the completion of this offering.



    In connection with the original capitalization of the Company, the Company issued promissory notes (the "1992 Notes") to certain investors (the "1992 Note Holders"). On December 14, 1994, as part of a plan of recapitalization (the "Recapitalization"), all but one of the 1992 Note Holders entered into an agreement with the Company to forgive all interest accrued on the 1992 Notes through December 31, 1994. In addition, all of the 1992 Note Holders agreed on January 31, 1995 to contribute to the capital of the Company the indebtedness owed pursuant to the 1992 Notes. Certain principal stockholders who were also 1992 Note Holders that participated in the Recapitalization included (with amount contributed in parenthesis): Michael L. Hartzmark, President, Director, and Chief Executive Officer of the Company ($180,555); Dolores Hartzmark, principal stockholder and mother of Michael L. Hartzmark ($361,110); Debra Jacobs, principal stockholder and sister of Michael L. Hartzmark and daughter of Dolores Hartzmark ($180,555); Sidney Dworkin, Director ($216,666); Elliot Dworkin, son of Sidney Dworkin ($72,222); Mark Schwartz, Director ($361,110); Harry Schwartz, principal stockholder and father of Mark Schwartz ($361,110); and Edward R. Falkner ($144,444), Irving Davies ($144,444), James Schoke ($144,444), and Gerald Richter ($216,666). In addition, Mr. Dworkin, in connection with the Recapitalization, contributed to the capital of the Company the indebtedness owed pursuant to the $108,333 Note. Certain stockholders who are not principal stockholders of the Company also participated in the Recapitalization and contributed $866,664 as a group.



    On September 30, 1995, the Company entered into a First Note Amendment with the holders of the 1993 Junior Notes. Pursuant to this Amendment, the Company agreed to increase the interest rate on the 1993 Junior Notes from 6% to 8% per annum. Also pursuant to this Amendment, the Company agreed to issue shares of its Common Stock to holders of the 1993 Junior Notes, and the holders of the 1993 Junior Notes agreed to accept such Common Stock, in lieu of interest that had accrued on the 1993 Junior

Notes. Pursuant to this agreement, holders of the 1993 Junior Notes received 2,153 shares of the Company's Common Stock for every $100,000 of interest payable. Among the holders of 1993 Junior Notes were the following (with shares issued in parenthesis): Sidney Dworkin (10,245); Gerald Richter (931); Edward R. Falkner (931), Elayne Schoke (931), James Schoke (1,863), and Irving Davies (2,794), all of whom are principal stockholders of the Company; and CN Partners (4,058) in which Lee Hartzmark, Harry Schwartz, Gerald Richter, Edward R. Falkner, and Sidney Dworkin each have a one-fifth beneficial interest.



    On June 20, 1996, Mr. Lee Hartzmark, father of Michael L. Hartzmark, entered into an agreement with Performance Industries (formerly Mr. Gasket, the seller of the Cragar assets) whereby he was assigned the rights to an unsecured promissory note and a non-compete agreement between Performance and the Company. The unsecured promissory note and non-compete agreement had outstanding balances of $1,066,098 and $44,118, respectively, at June 20, 1996. Mr. Hartzmark paid Performance $700,000 in consideration of the assignment. On July 1, 1996, the Company privately sold Bridge Notes totaling $1,500,000 (as described above). A portion of the proceeds from the Bridge Notes were used to pay the unsecured promissory note and non-compete agreement obligations held by Mr. Hartzmark for $700,000, plus $79,727 for interest and service charges related to the assignment.



    On July 1, 1996, the Company obtained bridge financing totaling $1,500,000 (the "Bridge Financing"). Each lender that participated in the Bridge Financing (collectively, the "Lenders") received from the Company, as consideration, (i) the Company's promissory note in the principal amount of the Lender's investment (the "Bridge Note"), and (ii) 8,400 Class C Warrants for each $100,000 the Lender invested in connection with the Bridge Financing. Each Class C Warrant entitles the holder to purchase one share of the Company's Common Stock at an exercise price of $3.25 per share. The Bridge Notes are due in full on the earlier of June 30, 1998 or 30 days following this offering. Among the officers, directors, and principal stockholders that participated in the Bridge Financing are the following (with amount invested in parenthesis): Mark Schwartz, ($100,000); Irving Davies ($150,000); Edward R. Falkner ($200,000); and Harry Schwartz ($100,000).



    See "Management - Directors' Compensation" for information regarding option grants made on June 10, 1996 and November 9, 1996 to certain of the Company's existing and former directors.



    On September 30, 1996, the Company entered into a Second Note Amendment with the holders of the 1993 Junior Notes and entered into a First Note Amendment with Mr. Sidney Dworkin, the holder of the $350,000 Note. Pursuant to both of these Amendments, provisions were added to the 1993 Junior Notes and the $350,000 Note which provide that, upon the closing of the offering, (i) the outstanding principal and interest under the 1993 Junior Notes will convert into 291,666 shares of the Company's Common Stock (19,444 shares per $100,000 principal amount) and (ii) the outstanding principal and interest under the $350,000 Note will convert into 68,056 shares of the Company's Common Stock (19,444 shares per $100,000 principal amount).



    Management believes that the foregoing transactions were consummated on terms at least as favorable as could have been obtained in arms-length transactions.

                             PRINCIPAL STOCKHOLDERS



    The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of November 21, 1996 by (i) each person who is known by the Company to be the beneficial owner of more than 5% of the Common Stock, (ii) each of the Company's directors, (iii) the executive officer named in the Compensation Table, and (iv) all directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that the beneficial owners of the Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable.



                                                NUMBER           PERCENT OF TOTAL(3)
                                                SHARES          BEFORE         AFTER
NAME AND ADDRESS OF BENEFICIAL OWNER(1)       BENEFICIALLY      OFFERING      OFFERING
---------------------------------------         OWNED(2)        --------      --------
                                              ------------
Michael L. Hartzmark, Ph. D.(4)                  87,135          6.72%         4.06%
Mark Schwartz(5)                                118,748          9.05%         5.49%
Sidney Dworkin(6)                               319,591         24.09%        14.68%
Lee & Dolores Hartzmark(7)                      120,882          9.27%         5.61%
Debra Jacobs(8)                                  87,135          6.72%         4.06%
Edward R. Falkner(9)                             82,126          6.26%         3.80%
Irving Davies(10)                                88,700          6.78%         4.11%
Gerald Richter(11)                               87,396          6.73%         4.07%
James & Elayne Schoke(12)                        76,100          5.87%         3.55%
Harry Schwartz(13)                              129,282          9.86%         5.98%
All executive officers and directors            525,474         39.30%        24.73%
    as a group (seven persons)


--------------


(1) Unless otherwise noted, the address of each of the listed stockholders is 4636 n. 43rd Avenue, Phoenix, Arizona 85031.


(2) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option or warrant.


(3) In calculating percentage ownership, all shares of Common Stock that the named stockholder has the right to acquire upon exercise of any option or warrant are deemed to be outstanding for the purpose of computing the percentage of Common Stock owned by such stockholder, but are not deemed outstanding for the purpose of computing the percentage of Common Stock owned by any other stockholder. Shares and percentages beneficially owned are based upon 1,290,305 shares outstanding before this offering, which assumes conversion of all convertible notes that will be automatically converted into 359,722 shares of Common Stock upon the completion of this offering. Accordingly, shares and percentages beneficially owned after the offering are based on 2,140,305 shares.



(4) Dr. Hartzmark is deemed to be beneficial owner of MDA Financial, Inc. As a result, Dr. Hartzmark's beneficial interest includes 6,563 shares purchasable upon exercise of Class A Warrants and convertible notes that will automatically convert into 29,167 shares of Common Stock upon the completion of this offering.



(5) Includes 13,125 shares purchasable upon exercise of Class A Warrants and 8,400 shares purchasable upon exercise of Class C warrants.



(6) Mr. Dworkin is deemed to be beneficial owner of a one-fifth interest in CN Partners. As a result, Mr. Dworkin's beneficial interest includes 11,813 shares purchasable upon exercise of Class A warrants, 24,500 shares purchasable upon exercise of Class B warrants, and 184,722 shares of Common Stock issuable upon the conversion of notes that will be automatically converted upon the completion of this offering.



(7) Each of Lee Hartzmark and Dolores Hartzmark may be deemed a beneficial owner of the other's shares of Common Stock. Mr. and Mrs. Hartzmark are deemed to be beneficial owners of a one-fifth interest in CN Partners. As a result, their interest includes 13,125 shares purchasable upon exercise of Class A warrants and 9,722 shares of Common Stock issuable upon the conversion of notes that will be automatically converted upon the completion of this offering.

(8) Ms. Jacobs is deemed to be beneficial owner of MDA Financial, Inc. As a result, Ms. Jacobs's beneficial interest includes 6,563 shares purchasable upon exercise of Class A Warrants and 29,167 shares of Common Stock issuable upon the conversation of notes that will be automatically converted upon the completion of this offering.



(9) Dr. Falkner is deemed to be beneficial owner of The Edward Falkner Trust and beneficial owner of a one-fifth interest in CN Partners. As a result, Mr. Falkner's beneficial interest includes 5,250 shares purchasable upon exercise of Class A Warrants, 16,800 shares purchasable upon exercise of Class C Warrants, and 19,444 shares of Common Stock issuable upon the conversation of notes that will be automatically converted upon the completion of this offering.



(10) Includes 5,250 shares purchasable upon exercise of Class A Warrants, 12,600 shares purchasable upon exercise of Class C Warrants, and 29,167 shares of Common Stock issuable upon the conversation of notes that will be automatically converted upon the completion of this offering.



(11) Mr. Richter is deemed to be beneficial owner of a one-fifth interest in CN Partners. As a result, Mr. Richter's beneficial interest includes 7,875 shares purchasable upon exercise of Class A Warrants and 19,444 shares of Common Stock issuable upon the conversation of notes that will be automatically converted upon the completion of this offering.



(12) Each of James Schoke and Elayne Schoke may be deemed a beneficial owner of the other's shares of Common Stock. As a result, their interest includes 5,250 shares purchasable upon exercise of Class A Warrants and 29,167 shares of Common Stock issuable upon the conversation of notes that will be automatically converted upon the completion of this offering.



(13) Mr. Schwartz is deemed to be the beneficial owner of a one-fifth interest in CN Partners. As a result, Mr. Schwartz's beneficial interest includes 13,125 shares purchasable upon exercise of Class A Warrants, 8,400 shares purchasable upon exercise of Class C Warrants, and 9,722 shares of Common Stock issuable upon the conversation of notes that will be automatically converted upon the completion of this offering.

                            DESCRIPTION OF SECURITIES


         The Company is a Delaware corporation and its affairs are governed by its Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") and Bylaws and the Delaware General Corporation Law. The following description of the Company's capital stock, which is complete in all material respects, is qualified in all respects by reference to the Company's Certificate of Incorporation and Bylaws, which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part.



         The authorized capital stock of the Company consists of 5,000,000 shares of Common Stock, $0.01 par value, and 200,000 shares of Preferred Stock, $0.01 par value. The Common Stock and Warrants offered hereby may only be purchased together in this offering on the basis of one share of Common Stock and one Warrant. The Common Stock and Warrants will be immediately separable and will not be listed for trading as units.


COMMON STOCK


         The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available thereof at such times and in such amounts as the Board of Directors may, from time to time, determine, subject to any preferences which may be granted to the holders of Preferred Stock. Holders of Common Stock are entitled to one vote per share on all matters on which the holders of Common Stock are entitled to vote. The Common Stock is not entitled to preemptive rights and is not subject to redemption or conversion. Upon liquidation, dissolution, or winding-up of the Company, the assets (if any) legally available for distribution to shareholders are distributable ratably among the holders of the Common Stock after payment of all debt and liabilities of the Company and the liquidated preference of any outstanding class or series of Preferred Stock. All outstanding shares of Common Stock are, and the shares of Common Stock to be issued pursuant to this offering will be, when issued and delivered, validly issued, fully paid, and nonassessable. The rights, preferences, and privileges of holders of Common Stock will be subject to the preferential rights of any outstanding series of Preferred Stock that the Company may issue in the future.


COMMON STOCK PURCHASE WARRANTS


         In connection with this offering, the Company will issue 850,000 Warrants. The Warrants are subject to the terms and conditions of a Warrant Agreement between the Company and American Stock Transfer & Trust Company, as Warrant Agent. The following description of the Warrants is not complete and is qualified in all respects by the Warrant Agreement which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The shares of the Company's Common Stock underlying the Warrants, when issued upon exercise thereof and payment of the purchase price, will be fully paid and nonassessable.



         Each Warrant entitles the holder to purchase one share of Common Stock at any time during the five years following the date of this Prospectus for $7.20, subject to adjustment in certain circumstances, for 60 months from the date of this Prospectus, unless earlier redeemed, at which time the Warrants will expire. The Warrants are redeemable in whole and not in part by the Company upon 30 days notice at a price of $.10 per Warrant, provided that the closing bid quotations of the Common Stock have averaged at least $9.00 per share for a period of any 20 trading days ending on the third day prior to the day on which the Company mails the notice of redemption to the Warrant holders. In the event the Company gives notice of its intention to redeem the Warrants, a holder would be forced to either exercise his Warrant within 30 days of the notice of redemption or accept the redemption price. The holders of the Warrants will have exercise rights until the close of business on the date fixed for the redemption thereof. The number and kind of securities or other property for which the Warrants are exercisable are subject to adjustment upon the occurrence of certain events, including mergers, reorganizations, stock dividends, stock splits, and recapitalizations. Holders of Warrants have no voting, dividend, or other rights as shareholders of the Company with respect to the shares underlying the Warrants, unless and until the Warrants are exercised.



         The Warrants may be exercised by filling out and signing the appropriate form on the Warrants and mailing or delivering the Warrants to the Warrant Agent in time to reach the Warrant Agent by the expiration date, accompanied by payment in full of the exercise price for the Warrants being exercised in United States funds (in cash or by check or bank draft payable to the order of the Company). Common Stock certificates will be issued as soon as practicable after exercise and payment of the exercise price as described above.



REPRESENTATIVE'S WARRANTS



         The Company has agreed, upon completion of this offering, to sell to the Representative for $.001 per warrant, the Representative's Warrants to purchase 85,000 shares of Common Stock and 85,000 Underlying Warrants. The Representative's Warrants will be exercisable for a period of four years commencing one year after the effective date of the Registration Statement of which this Prospectus forms a part. In addition, the Company will provide certain demand and piggyback registration rights in connection with the Representative's Warrants. See "Underwriting."



EXISTING WARRANTS


  Class A Warrants


         In connection with the original capitalization of the Company in 1992, the Company issued 118,123 Class A Warrants. Each Class A Warrant entitles the holder to purchase one share of the Common Stock at a price of $1.43 and is exercisable at any time on or before December 31, 1999. In addition, on December 15, 1994, the Company issued 3,938 Class A Warrants. See "Certain Transactions." As of the date of this Prospectus, none of the holders of the Class A Warrants has exercised his Class A Warrants. The Class A Warrants contain provisions that protect the holders against dilution by adjustment of the exercise price and the number of shares of Common Stock subject to the Class A Warrants in certain events, such as stock dividends and distributions, stock splits, recapitalizations, mergers or consolidations. Holders of Class A Warrants do not possess any rights as stockholders of the Company prior to exercise.


  Class B Warrants

         On December 15, 1994, the Company issued 24,500 Class B Warrants. See "Certain Transactions." Each Class B Warrant entitles the holder to purchase one share of the Common Stock at a price of $0.36 and is exercisable at any time on or before December 31, 1999. As of the date of this Prospectus, none of the holders of the Class B Warrants has exercised his Class B Warrants. The Class B Warrants contain provisions that protect the holders against dilution by adjustment of the exercise price and the number of shares of Common Stock subject to the Class B Warrants in certain events, such as stock dividends and distributions, stock splits, recapitalizations, mergers or consolidations. Holders of Class B Warrants do not possess any rights as stockholders of the Company prior to exercise.


  Class C Warrants


         On July 1, 1996, the Company issued 126,000 Class C Warrants. See "Certain Transactions." Each Class C Warrant entitles the holder to purchase one share of Common Stock at a price of $3.25 per share, exercisable before June 30, 2001. See "Certain Transactions." As of the date of this Prospectus, none of the holders of the Class C Warrants has exercised his Class C Warrants. The Class C Warrants contain provisions that protect the holders against dilution by adjustment of the exercise price and the number of shares of Common Stock subject to the Class C Warrants in certain events, such as stock dividends and distributions, stock splits, recapitalizations, mergers or consolidations. Holders of Class C Warrants do not possess any rights as shareholders of the Company prior to exercise. Holders of Class C Warrants have been granted certain registration rights. See "Shares Eligible For Future Sale Registration Rights."


OPTIONS


         See "Management - Directors Compensation" for information regarding option grants made as of June 10, 1996 to certain of the Company's existing and former directors. On November 9, 1996, pursuant to the Employee Option Plan, the Company issued options to purchase up to 53,500 shares of Common Stock at $5.60 per share. See "Management - Option Grants." As of the date of this Prospectus, none of the holders of such options has exercised his options.


PREFERRED STOCK


         The Board of Directors may, without further action of the stockholders of the Company, issue shares of Preferred Stock in one or more series and fix or alter the rights or preferences thereof, including the voting rights, redemption provisions (including sinking fund provisions), dividend rights, dividend rates, liquidation preferences, conversion rights, and any other rights, preferences, privileges, and restrictions of any wholly unissued series of Preferred Stock. The rights of holders of Common Stock will be subject to, and may be adversely affected by, the rights of holders of any Preferred Stock that may be issued in the future. No shares of Preferred Stock are outstanding, and the Company has no present plans to issue any such shares. The issuance of shares of Preferred Stock could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring, or preventing a change in control of the Company or other corporate action.


DEBT SECURITIES

         For a discussion of the Company's outstanding debt securities, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources."

CERTAIN CERTIFICATE OF INCORPORATION PROVISIONS


         The Company's Certificate of Incorporation provides that the Company's directors will not be personally liable for monetary damages for beach of the directors' fiduciary duty of care to the Company or its stockholders, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involved intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of nonmonetary relief would remain available under Delaware law. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.


TRANSFER AGENT, REGISTRAR AND WARRANT AGENT


         The stock transfer agent and registrar for the Common Stock is American Stock Transfer Company.


SHARES ELIGIBLE FOR FUTURE SALE


         Upon completion of this offering, the Company will have 2,140,305 shares of Common Stock outstanding, assuming conversion of outstanding notes which are automatically convertible into 359,722 shares of Common Stock and excluding exercise of currently outstanding options and warrants. In addition, the Company will have outstanding 122,063 Class A Warrants, 24,500 Class B Warrants, 126,000 Class C Warrants, 9,800 Non-Employee Director Options, 53,500 Employee Options, and 4,200 other options. Of the outstanding shares of Common Stock, the 850,000 shares of Common Stock to be sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except that any shares purchased by affiliates of the Company will be subject to the limitations of Rule 144 under the Securities Act. In addition, the 850,000 Warrants to be sold in this offering will be freely transferable without restriction or further registration under the Securities Act, except that any Warrants purchased by affiliates of the Company will be subject to the limitations of Rule 144 under the Securities Act. The remaining 1,290,305 outstanding shares of Common Stock and all of the Outstanding Warrants and Options will be "restricted securities" upon the completion of this Offering as that term is defined in Rule 144 under the Securities Act.



         In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least two years, including persons who may be deemed "affiliates" of the Company, would be entitled to sell within any three-month period a number of securities that does not exceed the greater of one percent of the number of shares of Common Stock then outstanding or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the date an order to sell is placed with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements, and to the availability of current public information about the Company. In addition, a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the securities proposed to be sold for at least three years, would be entitled to sell such securities under Rule 144(k) without regard to the requirements described above. The Company is unable to estimate the number of securities that may be sold under Rule 144 since this will depend on the market price for the Common Stock of the Company, the personal circumstances of the sellers, and other factors.


         Directors, officers, and certain principal stockholders owning 765,711 shares of Common Stock and 133,137 presently outstanding options will sign lock-up agreements under which such holders will agree not to offer, sell, or otherwise dispose of any of their shares of Common Stock that might otherwise be eligible for sale for a period of twelve months after the effective date of this Prospectus without the written consent of the Representative all remaining stockholders of the Company owning 524,594 shares of Common Stock and 171,326 presently outstanding warrants and options have agreed to three month lock-up periods. Upon expiration of the lock-up agreements, the such securities will be available for sale in the public market subject to compliance with the limitations of Rule 144.



         Prior to this offering, there has been no public market for the Common Stock or Warrants. The Company can make no predictions as to the effect, if any, that sales of shares of Common Stock or Warrants or the availability of Common Stock or Warrants for sale will have on the market price prevailing from time to time. Nevertheless, sales of substantial amounts of the Common Stock or Warrants in the public market could adversely affect the market price of the Common Stock or Warrants and could impair the Company's future ability to raise capital through an offering of its equity securities.


REGISTRATION RIGHTS


         The holders of the Class C Warrants have been granted certain rights with respect to the registration under the Securities Act of the Class C Warrants or the shares of Common Stock issued upon exercise of the Class C Warrants. Beginning 12 months after the completion of the Company's initial underwritten public offering of Common Stock, the Company must, within six months of receipt of requests for registration from holders of at least 63,000 shares of Common Stock (or warrants to acquire 63,000 shares of Common Stock), use its best efforts to affect the registration under the Securities Act of such securities. See "Underwriting" for a description of certain registration rights to be granted to the holders of the Representative's Warrants.


         The Company generally is required to bear all costs incurred in connection with any such registrations, other than underwriting discounts and commissions. The foregoing registration rights could result in substantial future expense to the Company and could adversely affect any future equity or debt offerings of the Company.

                                  UNDERWRITING



         Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representative, Dickinson & Co., have severally agreed to purchase from the Company the following respective numbers of shares of Common Stock and Warrants at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus.



                                                                                         Number of
                                                                                         shares of             Number of
                                                                                       Common Stock           Warrants to
Underwriter                                                                           to be Purchased        be Purchased
-----------                                                                           ---------------        ------------
Dickinson & Co....................................................................
                                                                                          -------               -------
         Total....................................................................        850,000               850,000
                                                                                          =======               =======



         The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent and that the Underwriters will purchase all Securities offered hereby if any are purchased.



         The Company has been advised by the Underwriters that the Underwriters propose to offer the Securities to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such price less a concession not in excess of $ per share of Common Stock and $ per Warrant. After the initial public offering, the public offering price, concessions and other selling terms may be changed by the Representative.



         The Company has agreed to pay underwriting discounts and commissions in the aggregate of 10% of the initial public offering price of the Securities offered hereby. The Company also has agreed to reimburse the Representative or its designees' expenses on a non-accountable basis in the amount of 3% of the gross proceeds received from the sale of the Securities. Any such expenses in excess of the expense allowance will be borne by the Representative of the Underwriters. To date, the Company has advanced the Representative $25,000 with respect to non-accountable expenses.



         The Company has granted to the Underwriters an option, exercisable not later than 45 days after the date of this Prospectus, to purchase up to 127,500 additional shares of Common Stock and 127,500 additional Warrants at the public offering price, less the underwriting discounts and commissions set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments, if any. To the extent that the Underwriters exercise such option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof that the number of Securities to be purchased by it shown in the above table bears to 850,000, unless the Underwriters agree otherwise in writing, and the Company will be obligated, pursuant to the option, to sell such Securities to the Underwriters. If purchased, the Underwriters will offer for sale such additional shares of Common

Stock and Warrants on the same terms as those on which the 850,000 shares of Common Stock and 850,000 Warrants are being offered.



         The Company has agreed, upon completion of this offering, to sell to the Representative or its designees, for $.001 per warrant, Representative's Warrants to purchase 85,000 shares of Common Stock and 85,000 Underlying Warrants. The terms and conditions of the Underlying Warrants are identical to those of the Warrants offered hereby except that the Underlying Warrants included in the Representative's Warrants will not be subject to redemption by the Company and are not exercisable until one year after the date of this Prospectus. The Representative's Warrants will be exercisable for a four year term, commencing one year after the effective date of the Registration Statement of which this Prospectus forms a part, at an exercise price equal to 120% of the initial public offering price of the Securities offered hereby. The Representative's Warrants will be restricted from sale, transfer, assignment, or hypothecation except to the Underwriters and persons who are both officers or partners of the Underwriters. The number of shares of Common Stock and Underlying Warrants covered by the Representative's Warrants and the exercise price are subject to adjustment upon certain events to prevent dilution. The Underlying Warrants will give the holders an opportunity to profit from a rise in the market price of the Company's Common Stock to the extent that the market price exceeds the exercise price of the Representative's Warrants. Any profit realized by the Underwriters upon the sale of the Representative's Warrants or the securities issuable thereunder may be deemed to be additional underwriting compensation. If the Representative's Warrants are exercised, the interest of the Company's stockholders will be diluted. It may be more difficult for the Company to raise additional capital while the Representative's Warrants are outstanding, and the holders of the Representative's Warrants may be expected to exercise them when the Company, in all likelihood, would be able to obtain needed additional capital by a new offering of securities on terms more favorable than those provided for by the Representative's Warrants.



         The Company has granted to the holders of the Representative's Warrants and the underlying securities certain rights with respect to registration under the Securities Act of the securities underlying the Representative's Warrants. For a period of four years commencing one year following the date of this Prospectus, either the Underwriters or the holders of not less than a majority of the Common Stock issued or issuable upon exercise of the Representative's Warrants may require the Company to effect one registration under the Securities Act with respect to the Common Stock underlying the Representative's Warrants and the Underlying Warrants, and the Company is required to use its best efforts to effect such registration. In addition, subject to certain limitations, in the event the Company proposes to register any of its securities under the Securities Act during the four-year period commencing one year after the effective date of the Registration Statement of which this Prospectus forms a part, the holders of the Representative's Warrants and the underlying Common Stock are entitled to notice of such registration and may elect to include the Common Stock underlying the Representative's Warrants held by them in such registration. The Company's out-of-pocket expenses associated with any registration initiated upon the request of the Underwriters or the holders of the Common Stock issued or issuable upon exercise of the Representative's Warrants will be reimbursed by the holders whose shares are included in such registration. The registration of securities pursuant to the registration rights applicable to the Representative's Warrants may impede future financing.



         Pursuant to the Underwriting Agreement, for a period of five years from the effective date of the Registration Statement of which this Prospectus forms a party, the Representative has the right to designate a person to serve on or as advisor to the Board of Directors of the Company, subject to approval by the Board.



         The Underwriting Agreement contains covenants of indemnity among the Underwriters and the Company against certain civil liabilities, including liabilities under the Securities Act.



         The Representative of the Underwriters has advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority.



         Prior to this offering, there has been no public market for the Company's Common Stock or the Warrants. The initial public offering price for the Securities has been determined by negotiations between the Company and the Representative of the Underwriters. Among the factors considered in such negotiations were prevailing market conditions, the history and prospects of the Company, the present state of the Company's development, the industry in which it competes, an assessment of the Company's management, the market price for securities of comparable companies at the time of the offering, and other factors deemed relevant.



                                 LEGAL OPINIONS



         The validity of the Units offered hereby will be passed upon for the Company by Snell & Wilmer L.L.P., Phoenix, Arizona and for the Underwriters by O'Connor, Cavanagh, Anderson, Killingsworth & Beshears, P.A., Phoenix, Arizona.



                                     EXPERTS


         The financial statements of Cragar Industries, Inc., as of December 31, 1995 and for each of the years in the two-year period ended December 31, 1995, have been included herein and in the registration statement, in reliance on the report of KPMG Peat Marwick L.L.P., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.



                             ADDITIONAL INFORMATION



         The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form SB-2 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act with respect to the securities being offered pursuant to this Prospectus. This Prospectus does not contain all information set forth in the Registration Statement and exhibits and schedules thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 25049 and at the regional office of the Commission located at 5670 Wilshire Boulevard, 11th Floor, Los Angeles, California 90036-3648. Copies of such material can be obtained at prescribed rates from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 25049. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy, and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. Statements contained in this Prospectus concerning the provisions of any documents are not necessarily complete and in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.



         The Company will be subject to the informational requirements of the Exchange Act and in accordance therewith will file reports and other information with the Commission. The Company intends to furnish to its stockholders annual reports containing audited financial statements audited by independent certified public accountants following the end of each fiscal year.

                        INDEX TO FINANCIAL STATEMENTS








                                                                                          Page
                                                                                          ----
Independent Auditors' Report                                                              F-2

Balance Sheets at December 31, 1995 and at September 30, 1996 (unaudited)                 F-3

Statements of Operations for the years ended December 31, 1994 and 1995 and for the nine month periods ended September 30, 1995 (unaudited) and September 30, 1996
   (unaudited)                                                                            F-4

Statements of Stockholders' Deficit for the years ended December 31, 1994 and 1995,
   and for the nine month period ended September 30, 1996 (unaudited)                     F-5

Statements of Cash Flows for the years ended December 31, 1994 and 1995, and for the nine month periods ended September 30, 1995 (unaudited) and September 30, 1996
   (unaudited)                                                                            F-6

Notes to Financial Statements                                                             F-8

                        INDEPENDENT AUDITORS' REPORT



The Board of Directors and Stockholders
CRAGAR Industries, Inc.:


We have audited the accompanying balance sheet of CRAGAR Industries, Inc. as of December 31, 1995, and the related statements of operations, stockholders' deficit, and cash flows for each of the years in the two-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CRAGAR Industries, Inc. as of December 31, 1995, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 1995 in conformity with generally accepted accounting principles.




                                    KPMG Peat Marwick LLP










Phoenix, Arizona
January 12, 1996, except
  for Note 9 which is
  as of May 25, 1996

                           CRAGAR INDUSTRIES, INC.


                               Balance Sheets



                  December 31, 1995 and September 30, 1996







                                                        DECEMBER 31,       SEPTEMBER 30,
                      ASSETS                                1995                1996
                                                        ------------       -------------
                                                                            (UNAUDITED)
Current assets:
   Cash and cash equivalents                            $         --                  --
   Accounts receivable, less allowance for
    doubtful accounts of $150,626 in 1995 and
    $45,863 in 1996                                        4,994,488           4,453,402
   Inventories, net                                        7,380,142           6,894,467
   Current portion of non-trade receivables                   87,500                  --
   Prepaid expenses                                           29,753             169,423
                                                        ------------        ------------
        Total current assets                              12,491,883          11,517,292
                                                        ------------        ------------

Property and equipment, net                                1,047,090             878,157
Non-trade receivables, less current portion                  102,619                  --
Other assets, net                                            324,305             256,758
                                                        ------------        ------------

                                                        $ 13,965,897          12,652,207
                                                        ============        ============

       LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
   Accounts payable                                     $  2,515,208           2,511,708
   Accrued expenses                                          924,861           1,218,244
   Accrued interest                                          124,044             215,308
   Current portion of capital lease obligations               61,573              66,574
   Current portion of long-term debt                         512,748             351,806
                                                        ------------        ------------
        Total current liabilities                          4,138,434           4,363,640
                                                        ------------        ------------

Note payable                                               7,300,895           5,411,182
Capital lease obligations, excluding current
   portion                                                   177,341             126,560
Long-term debt, less current portion                         978,690           1,477,873
Subordinated investor debt, less current portion           1,500,000           1,500,000
Excess of fair value of assets acquired over cost          1,474,937             921,836
                                                        ------------        ------------
        Total liabilities                                 15,570,297          13,801,091
                                                        ------------        ------------

Stockholders' deficit:
   Preferred stock, par value $.01; authorized
    200,000 shares, no shares issued and
    outstanding                                                   --                  --
   Common stock, par value $.01; authorized
    5,000,000 shares, 930,583 shares at December
    31, 1995 and 930,583 shares (unaudited) at
    September 30, 1996 issued and outstanding                  1,329               1,329
   Additional paid-in capital                              4,823,916           4,861,716
   Accumulated deficit                                    (6,429,645)         (6,011,929)
                                                        ------------        ------------
        Total stockholders' deficit                       (1,604,400)         (1,148,884)
                                                        ------------        ------------

Commitments, contingencies and subsequent events
                                                        ------------        ------------

                                                        $ 13,965,897          12,652,207
                                                        ============        ============

See accompanying notes to the financial statements.

                             CRAGAR INDUSTRIES, INC.



                            Statements of Operations



                   Years ended December 31, 1994 and 1995 and the nine months ended September 30, 1995 and September 30, 1996





                             YEARS ENDED DECEMBER 31,              NINE MONTHS ENDED SEPTEMBER 30,
                          --------------------------------        --------------------------------
                              1994                1995                1995                1996
                          ------------        ------------        ------------        ------------
                                                                   (UNAUDITED)         (UNAUDITED)
Net sales                 $ 20,269,936          22,935,773          18,374,847          16,056,074
Costs of goods sold         17,166,550          20,289,347          15,810,425          13,974,038
                          ------------        ------------        ------------        ------------
    Gross profit             3,103,386           2,646,426           2,564,422           2,082,036
                          ------------        ------------        ------------        ------------

Selling, general
   and
   administrative
   expenses                  3,887,756           2,912,393           2,159,321           1,962,508
Amortization of
   excess of fair
   value of assets
   acquired over
   cost                       (737,468)           (737,468)           (553,101)           (553,101)
                          ------------        ------------        ------------        ------------
    Income (loss)
      from
      operations               (46,902)            471,501             958,202             672,629
                          ------------        ------------        ------------        ------------

Non-operating
   expenses, net:
   Interest
    expense, net             1,396,677           1,164,510             734,215             737,085
   Other, net                  112,970                 747             156,488            (155,027)
                          ------------        ------------        ------------        ------------
    Total
      non-operating
      expenses               1,509,647           1,165,257             890,703             582,058
                          ------------        ------------        ------------        ------------

    Earnings (loss)
      before income
      taxes and
      extraordinary
      item                  (1,556,549)           (693,756)             67,499              90,571

Income taxes                        --                  --                  --               3,344
                          ------------        ------------        ------------        ------------

Income (loss)
   before
   extraordinary
   item                     (1,556,549)           (693,756)             67,499              87,227

Extraordinary item:
   Gain on
    forgiveness of
    debt                     1,107,232                  --                  --             330,489
                          ------------        ------------        ------------        ------------

    Net earnings
      (loss)              $   (449,317)           (693,756)             67,499             417,716
                          ============        ============        ============        ============

Income (loss) per
   common
   equivalent share
   before
   extraordinary
   item                   $      (1.38)               (.60)                .06                 .07
                          ============        ============        ============        ============

Earnings (loss) per
   common and
   common
   equivalent share       $       (.40)               (.60)                .06                 .35
                          ============        ============        ============        ============

Weighted average
   common and
   common
   equivalent
   shares
   outstanding               1,123,884           1,158,428           1,151,868           1,178,182
                          ============        ============        ============        ============

Earnings (loss) per
   common shares --
   assuming full
   dilution                                                       $        .05                 .28
                                                                  ============        ============
Weighted average
   common shares
   outstanding--
   assuming full
   dilution                                                          1,443,534           1,469,848
                                                                  ============        ============



See accompanying notes to the financial statements.

                             CRAGAR INDUSTRIES, INC.


                       Statements of Stockholders' Deficit



                     Years ended December 31, 1994 and 1995
                    and nine months ended September 30, 1996





                               COMMON STOCK
                       ---------------------------         ADDITIONAL
                       NUMBER OF                            PAID-IN         ACCUMULATED      STOCKHOLDERS'
                         SHARES            AMOUNT           CAPITAL           DEFICIT           DEFICIT
                       ----------        ----------        ----------       ----------        ----------
Balances at
   January
   1, 1994              8,750,070        $   12,500         1,237,510       (5,286,572)       (4,036,562)

One-for-ten
   reverse
   stock
   split               (7,875,063)          (11,250)           11,250               --                --

Issuance of
   common
   stock                   29,166                42            41,625               --            41,667
   for cash

Net loss
   for the
   year                        --                --                --         (449,317)         (449,317)
                       ----------        ----------        ----------       ----------        ----------

Balances at
   December
   31, 1994               904,173             1,292         1,290,385       (5,735,889)       (4,444,212)

Issuance of
   common                  26,410                37           175,208               --           175,245
   stock

Contribution
   of
   subordinated
   investor                    --                --         3,358,323               --         3,358,323
   debt

Net loss
   for the
   year                        --                --                --         (693,756)         (693,756)
                       ----------        ----------        ----------       ----------        ----------

Balances at
   December
   31, 1995               930,583             1,329         4,823,916       (6,429,645)       (1,604,400)

Issuance of
   common
   stock
   warrants
   (unaudited)                 --                --            37,800               --            37,800

Net
   earnings
   (unaudited)                 --                --                --          417,716           417,716
                       ----------        ----------        ----------       ----------        ----------

Balances
   at
   September
   30, 1996
   (unaudited)            930,583        $    1,329         4,861,716       (6,011,929)       (1,148,884)
                       ==========        ==========        ==========       ==========        ==========



See accompanying notes to the financial statements.

                             CRAGAR INDUSTRIES, INC.


                            Statements of Cash Flows



                 Years ended December 31, 1994 and 1995 and the nine months ended September 30, 1995 and September 30, 1996





                              YEARS ENDED DECEMBER 31,           NINE MONTHS ENDED SEPTEMBER 30,
                           ------------------------------        ------------------------------
                              1994               1995                1995               1996
                           -----------        -----------        -----------        -----------
                                                                 (UNAUDITED)        (UNAUDITED)
Cash flows from
   operating
   activities:
   Net earnings
    (loss)                 $  (449,317)          (693,756)            67,499            417,716
   Adjustments to
    reconcile net
    earnings (loss)
    to net cash
    provided by
    (used in)
    operating
    activities:
    Provision for
      losses on
      accounts
      receivable               129,086           (232,960)          (101,611)          (104,763)


    Provision for
      obsolete and
      slow-moving
      inventory               (112,137)          (125,227)           126,110            (53,132)
    Gain on sale of
      property and
      equipment               (155,417)                --                 --           (287,000)
    Depreciation
      and
      amortization
      of property
      and equipment            144,737            264,554            158,347            223,059
    Amortization of
      intangibles              268,630            161,131            129,808             95,337
    Amortization of
      excess fair
      value of
      assets
      acquired over
      cost                    (737,468)          (737,468)          (553,101)          (553,101)
    Extraordinary
      gain on
      restructuring
      of debt                (1,107,232)                --                 --           (330,489)
    Increase
      (decrease) in
      cash
      resulting
      from changes
      in:
      Accounts
       receivable           (1,423,470)         1,073,704            762,979            645,849
      Inventories              490,835           (114,248)          (619,127)           538,807
      Non-trade
       receivables            (281,300)            91,181             68,386             54,906
      Prepaid
       expenses                100,154             (5,755)           (43,371)          (139,670)
      Other assets             (26,433)           (95,700)           (95,700)           (27,790)
      Accounts
       payable and
       accrued
       expenses                637,355            872,632            503,616            311,883
      Accrued
       interest                547,000             69,834             47,018             91,264
                           -----------        -----------        -----------        -----------
      Net cash
       provided by
       (used in)
       operating
       activities           (1,974,977)           527,922            450,853            882,876
                           -----------        -----------        -----------        -----------

Cash flows from
   investing
   activities:
   Purchases of
    property and
    equipment                 (272,075)          (179,296)          (131,502)           (54,127)
   Proceeds from
    the sale of
    property and
    equipment                  155,417                 --                 --            350,000
                           -----------        -----------        -----------        -----------
      Net cash provided
       by (used in)
       investing
       activities             (116,658)          (179,296)          (131,502)           295,873
                           -----------        -----------        -----------        -----------





                                                                       Continued

                             CRAGAR INDUSTRIES, INC.

                 Years ended December 31, 1994 and 1995 and the nine months ended September 30, 1995 and September 30, 1996







                              YEARS ENDED DECEMBER 31,           NINE MONTHS ENDED SEPTEMBER 30,
                           ------------------------------        ------------------------------
                              1994               1995               1995                1996
                           -----------        -----------        -----------        -----------
                                                                 (UNAUDITED)        (UNAUDITED)
Cash flows from
   financing
   activities:
   Net borrowings
    (repayments)
    on note payable        $ 1,789,647             46,515            (64,318)        (1,889,713)
   Proceeds from
    issuance of
    long-term debt             350,000             22,034             22,034          1,462,200
   Issuance of
    warrants                        --                 --                 --             37,800
   Repayments of
    long-term debt            (348,191)          (507,207)          (382,500)          (743,256)
   Repayments of
    capital lease
    obligations                     --            (59,406)           (44,005)           (45,780)
   Proceeds from
    issuance of
    subordinated
    investor debt              108,333                 --                 --                 --
   Proceeds from
    issuance of
    common stock                41,667                 --                 --                 --
                           -----------        -----------        -----------        -----------
      Net cash
       provided by
       (used in)
       financing
       activities            1,941,456           (498,064)          (468,789)        (1,178,749)
                           -----------        -----------        -----------        -----------

      Increase
       (decrease)
       in cash                (150,179)          (149,438)          (149,438)                --

Cash and cash
   equivalents at
   beginning of
   period                      299,617            149,438            149,438                 --
                           -----------        -----------        -----------        -----------

Cash and cash
   equivalents at
   end of period           $   149,438                 --                 --                 --
                           ===========        ===========        ===========        ===========

Supplemental
   disclosure of
   cash flow
   information:
   Cash paid for
    interest               $   831,987            977,894            687,197            627,085
   Cash paid for
    income taxes                    --                 --                 --             31,171

Noncash financing
and investing
activities:
   Sale of asset
    reducing
    accounts payable                --                 --                 --            130,000
   Contribution of
    subordinated
    investor debt                   --          3,358,323          3,358,323                 --
   Issuance of
    common stock in
    exchange for
    accrued interest                --            175,245            175,245                 --
   Capital lease
    obligations
    incurred for
    new

    equipment                       --            240,370            240,370                 --





See accompanying notes to the financial statements.

                            CRAGAR INDUSTRIES, INC.


                          Notes to Financial Statements



                 Years ended December 31, 1994 and 1995 and the
                nine months ended September 30, 1995 (unaudited)
                       and September 30, 1996 (unaudited)






(1)  DESCRIPTION OF BUSINESS

     CRAGAR Industries, Inc. (the Company) designs, develops, assembles and distributes composite, aluminum, steel and wire custom wheels and wheel accessories. It markets and sells to automotive aftermarket distributors and dealers throughout the United States, Canada, Mexico, Australia and other international markets.


(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


     CASH EQUIVALENTS


     All short-term investments purchased with an original maturity of three months or less are considered to be cash equivalents. Cash and cash equivalents include cash on hand and amounts on deposit with financial institutions.


     INVENTORIES



     Inventories consist of raw materials and partially and fully assembled custom specialty wheels. Inventories are stated at the lower of cost or market. Cost is determined using the average cost method. Market is based upon current sales price less distribution and selling costs. Provisions are made currently for obsolete and slow-moving inventory.



     PROPERTY AND EQUIPMENT


     Property and equipment are stated at cost. Major improvements and betterments are capitalized; maintenance repairs and minor replacements are expensed as incurred. Depreciation on furniture, fixtures and equipment is provided using the straight-line method over the economic lives of the assets ranging from three to seven years. Leasehold improvements and equipment held under capital leases are amortized over the shorter of the underlying lease terms or the asset lives.


     AMORTIZATION OF ORGANIZATION COSTS


     Organization costs are being amortized using the straight-line method over five years.


     AMORTIZATION OF LOAN COSTS


     Loan costs are being amortized using the interest method over the term of the loan agreement.

                             CRAGAR INDUSTRIES, INC.

     INCOME TAXES



     The Company uses the asset and liability method of accounting for income taxes pursuant to Statement of Financial Accounting Standards No. 109. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.



     REVENUE RECOGNITION


     Revenue from product sales is recognized upon shipment to the customer. Provisions are made currently for estimated product returns.


     PRODUCT WARRANTIES


     Costs estimated to be incurred with respect to product warranties are provided for at the time of sale based upon estimates derived from experience factors.


     EARNINGS (LOSS) PER SHARE



     Earnings (loss) per share is based upon the weighted average number of common shares outstanding plus common stock equivalents after giving effect to a one-for-ten reverse stock split on March 26, 1994 and the 7-for-1 stock split (note 14). Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83 (SAB 83), common stock and common stock equivalents issued during the 12-month period prior to the Company's proposed initial public offering have been included in the calculation as if they were outstanding for all periods presented (even if antidilutive, using the treasury stock method at an anticipated public offering price of $6.00 per share). A total of 35,371 common equivalent shares have been used in the primary and fully-diluted earnings per share calculations pursuant to SAB 83. The fully diluted earnings per share also gives effect to the conversion of the $1,500,000 convertible debt and has not been presented for the 12 months ended December 31, 1994 and 1995 because it would be antidilutive.



     USE OF ESTIMATES


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                             CRAGAR INDUSTRIES, INC.

     UNAUDITED INTERIM FINANCIAL INFORMATION



     The unaudited interim financial statements as of September 30, 1996 and for the nine-month periods ended September 30, 1995 and 1996 reflect, in the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to fairly present the results of operations, changes in cash flows, and financial position as of and for the periods presented. The results for the interim periods presented are not necessarily indicative of results to be expected for the full year.



(3)  ACQUISITION OF ASSETS


     The Company acquired the accounts receivable, inventories, property and equipment, patents, trademarks and copyrights of the wheel and tire group of Mr. Gasket Company, Inc. in a leveraged buyout on December 31, 1992. The acquisition was accounted for as a purchase and, accordingly, the purchase price of $10,602,097 was allocated to the assets acquired based upon their fair values at the date of acquisition. The fair value of the net assets acquired exceeded the purchase price and, accordingly, the fair values of the property and equipment, patents, trademarks and copyrights acquired were reduced to zero. The remaining balance of $3,687,341 ("bargain purchase element") was classified as excess of fair value of assets acquired over cost, and is being amortized to income over five years using the straight-line method. The unamortized balance at December 31, 1995 was $1,474,937 and was $921,836 (unaudited) at September 30, 1996.



(4)  INVENTORIES

     Inventories consist of:



                                     DECEMBER 31,     SEPTEMBER 30,
                                         1995             1996
                                      ----------       ----------
                                                       (UNAUDITED)
Raw materials and supplies            $5,451,092        4,147,122
Work-in-process                          395,761          940,378
Finished goods                         2,311,925        2,532,471
                                      ----------       ----------
                                       8,158,778        7,619,971

Less allowance for obsolete and
  slow-moving inventory                  778,636          725,504
                                      ----------       ----------

                                      $7,380,142        6,894,467
                                      ==========       ==========

w                             CRAGAR INDUSTRIES, INC.

(5)  NON-TRADE RECEIVABLES


     In February 1994, the Company established a services agreement with a subcontractor in Mexico to provide plating services on a selection of the Company's whole wheels, wheel components and accessories. Pursuant to the services agreement, the Company advanced to the subcontractor $65,000 cash and $240,300 of equipment to cover the costs and equipment requirements to appropriately modify the subcontractor's plating line. The receivable of $190,119 at December 31, 1995 was being paid via a $.25 to $.50 per unit discount on the plating fees paid to the subcontractor as provided in the services agreement.



     In July 1996, the Company terminated the service agreement with the subcontractor in Mexico, and sold certain assets maintained in Mexico to a third party for approximately $350,000 (unaudited). The assets had no book value at the time of sale. In connection with the sale, the Company also wrote-off the related non-trade receivable. The effect of this transaction resulted in a net gain on the sale of approximately $287,000, which is included in other, net non-operating income in the accompanying statement of operations for the nine months ended September 30, 1996.



(6)  PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:



                                       DECEMBER 31,     SEPTEMBER 30,
                                           1995            1996
                                        ----------       ----------
                                                         (UNAUDITED)
Equipment                               $  953,130          993,626
Leasehold improvements                     522,908          536,537
Furniture and fixtures                      37,081           37,081
                                        ----------       ----------
                                         1,513,119        1,567,244

Less accumulated depreciation and
 amortization                              466,029          689,087
                                        ----------       ----------

      Property and equipment, net       $1,047,090          878,157
                                        ==========       ==========

                             CRAGAR INDUSTRIES, INC.

(7)  OTHER ASSETS

     Other assets consist of the following:


                                                      DECEMBER  31,      SEPTEMBER 30,
                                                          1995               1996
                                                      -------------      -------------
                                                                          (UNAUDITED)
         Organization costs, net of accumulated
           amortization of $280,892 at
           December 31, 1995 and $351,115
           (unaudited) at September 30, 1996           $   187,260            117,037

         Deferred loan costs, net of
           accumulated amortization of $23,750
           at December 31, 1995 and $48,864
           (unaudited) at September 30, 1996                71,250             53,636

         Deposits and other                                 65,795             86,085
                                                       -----------        -----------

              Total other assets                       $   324,305            256,758
                                                       ===========        ===========



(8)  ACCRUED EXPENSES

     Accrued expenses consist of the following:


                                                       DECEMBER 31,       SEPTEMBER 30,
                                                          1995               1996
                                                       ------------       -------------
                                                                          (UNAUDITED)
         Accrual for stock adjustments,
           rebates, cash discounts, advertising
           and warranty                                $   641,933            777,645
         Payroll and related benefits                       94,600            227,232
         Real estate, personal property and
           other taxes                                     114,594            107,037
         Professional fees                                  58,510             51,229
         Other                                              15,224             55,101
                                                       -----------        -----------

                                                       $   924,861          1,218,244
                                                       ===========        ===========

                             CRAGAR INDUSTRIES, INC.

(9)  NOTE PAYABLE


     Effective April 14, 1995, the Company entered into a credit agreement with a new finance company. The maximum amount of credit available to the Company under the new facility is $9,500,000, subject to certain restrictions with respect to the collateral borrowing base. The loan is collateralized under a security agreement, which includes accounts receivable, inventories, intangible assets, and property and equipment. The loan bears interest based upon the prime rate plus 1.25% (see amendment below). The loan agreement expires three years from the effective date and contains no automatic renewal options. The balance outstanding on this facility at December 31, 1995 was $7,300,895 and at September 30, 1996 was $5,411,182 (unaudited). The Company had $372,446 and $612,474 (unaudited) available on the line of credit at December 31, 1995 and September 30, 1996, respectively.



     As of December 31, 1995, the Company was in violation of certain financial covenants required under the credit agreement. The Company obtained a first amendment to the credit agreement from the finance company, dated May 25, 1996, which waived the Company's loan covenant violations as of December 31, 1995, as well as restated the financial covenants for the remaining duration of the credit agreement. Certain other modifications were also included in the amendment, including a change to the interest rate. Effective December 1, 1995, the loan bears interest at prime plus 2.25% (10.75% at December 31, 1995) and may decrease to prime plus 1.25% if certain thresholds of net earnings and adjusted net worth are met for the year ending December 31, 1996.



     As of September 30, 1996, the Company was in violation with certain of the amended financial covenants (unaudited). On November 22, 1996, the financial covenants were modified whereby the Company was in compliance. Management expects that the Company will remain in compliance with the restated covenants for the remainder of fiscal 1996.

                             CRAGAR INDUSTRIES, INC.

(10) LONG-TERM DEBT

     Long-term debt consists of the following:


                                                                             DECEMBER 31,     SEPTEMBER 30,
                                                                                 1995             1996
                                                                             ------------     -------------
                                                                                              (UNAUDITED)
Unsecured promissory note bearing interest at 8%, payable in eight monthly installments of $60,000 including interest, totaling $480,000 annually, with a final payment of $34,367 including interest payable in May 1998. On December 15, 1994, $360,000 of the principal payment due in December 1994 was forgiven. The principal forgiveness resulted in an extraordinary gain net of tax of $153,902 for the year ended
  December 31, 1994                                                           $1,066,098               --

Unsecured promissory notes to investors (bridge notes) bearing interest at 8% per annum, no stated repayment terms. Common stock purchase warrants issued to investors to purchase 126,000 common shares valued at $.30 per warrant, amortized to interest expense
  through June 30, 1998                                                               --        1,500,000

Unsecured promissory note to a stockholder bearing interest at 8% per annum, due in full on January 1, 1997, amended to allow for the
  conversion into 68,056 (unaudited) shares of common stock                      350,000          350,000

Noninterest bearing $130,000 noncompete agreement with interest imputed at 9%, payable in monthly installments of $2,500, maturing
  January 1998                                                                    56,798               --

Promissory note, bearing interest at 9%, payable in monthly
  installments of $777, maturing June 1998, secured by equipment                  18,542           13,542
                                                                              ----------       ----------
     Total long-term debt                                                      1,491,438        1,863,542

Less current portion                                                             512,748          351,806

Less unamortized value assigned to warrants (note 12)                                 --           33,863
                                                                              ----------       ----------

     Long-term debt, less current portion                                     $  978,690        1,477,873
                                                                              ==========       ==========

                             CRAGAR INDUSTRIES, INC.

     The annual maturities of long-term debt after December 31, 1995 are as follows:


                          YEARS ENDING
                          DECEMBER 31,
                          ------------
                              1996                 $    512,748
                              1997                      866,373
                              1998                      112,317
                              1999                           --
                                                   ------------

               Total annual maturities of
                  long-term debt                   $  1,491,438
                                                   ============





     On June 20, 1996, a stockholder of the Company entered into an agreement with a creditor of the Company, whereby the stockholder was assigned the rights to an unsecured promissory note and a non-compete agreement between the creditor and the Company (unaudited). The unsecured promissory note had an outstanding balance of $1,066,098 at June 20, 1996. The stockholder paid the creditor $700,000 in consideration of said assignment.



     In July 1996, the Company obtained bridge notes from unrelated parties totaling $1,500,000 (unaudited). The holders of the bridge notes were also granted warrants to purchase 126,000 shares of common stock at an exercise price of $3.25 a share. The Company valued the warrants at $3.55 a share. A portion of the bridge note proceeds were used to pay the aforementioned unsecured promissory note and non-compete agreement obligation held by a stockholder for $700,000, plus $79,727 for interest and service charges related to the assignment. The Company recognized a $330,489 extraordinary gain on the transaction during the nine months ended September 30, 1996.

                             CRAGAR INDUSTRIES, INC.

(11) SUBORDINATED INVESTOR DEBT

     Subordinated investor debt consists of the following:


                                                                             DECEMBER 31,      SEPTEMBER 30,
                                                                                 1995              1996
                                                                             ------------      -------------
                                                                                               (UNAUDITED)
Investor notes payable ("junior investor notes"), collateralized by a security interest in accounts receivable, inventories, and property and equipment, subject to and subordinate to the existing security interests of the finance company described in note 9. The notes bear interest at 6%, payable annually starting September 1994, with principal due in September 1995. This note was amended during 1995 to extend the principal due as of September 1995 to September 1998. The note holders have the right to convert their notes into 291,666
  shares of $.01 par value common stock of the Company                        $1,500,000        1,500,000
                                                                              ----------       ----------
     Total subordinated investor debt                                          1,500,000        1,500,000

Less current portion                                                                  --               --
                                                                              ----------       ----------

     Subordinated investor debt, less
       current portion                                                        $1,500,000        1,500,000
                                                                              ==========       ==========



     The annual maturities of subordinated investor debt after December 31, 1995 is as follows:


                        YEARS ENDING
                        DECEMBER 31,
                        ------------
                           1996                        $         --
                           1997                                  --
                           1998                           1,500,000
                                                       ------------

          Total annual maturities of subordinated
             investor debt                             $  1,500,000
                                                       ============




     Total interest expense on subordinated investor debt was $577,500 and $116,177 for the years ended December 31, 1994 and 1995, respectively, $65,429 (unaudited) and $90,000 (unaudited) for the nine months ended September 30, 1995 and 1996, respectively.


     On January 1, 1995, the outstanding indebtedness under the subordinated investor notes (not including the junior investor notes) was contributed to the capital of the Company in the amount of $3,358,323. No securities of the Company or any other consideration was issued or delivered to the original investors in connection with the contribution.

                             CRAGAR INDUSTRIES, INC.

(12) OUTSTANDING WARRANTS


     At December 31, 1995, the Company has outstanding Class A warrants to purchase 122,062.5 shares of the Company's common stock at $1.43 per share. The warrants became exercisable on or after January 1, 1993 and expire December 31, 1999. The Company also has outstanding Class B warrants to purchase 24,500 shares of the Company's common stock at $.36 per share. These warrants become exercisable on or after December 15, 1994 and expire December 31, 1999. In the opinion of management, the exercise price of the warrants approximated their fair value at the date of grant; therefore, no debt discount was recorded at the date of grant.



     During the nine months ended September 30, 1996, in connection with obtaining bridge financing, the Company issued warrants to purchase 126,000 shares of common stock at an exercise price of $3.25 per share (unaudited). Because the estimated fair value of such warrants exceeded the exercise price by $.30 per share, the Company recorded additional paid-in capital and a debt discount of $37,800. The debt discount is being amortized to interest expense over the term of the related financing.



(13) PREFERRED STOCK


     On March 26, 1994, the Company authorized 200,000 shares of preferred stock, $.01 par value, of which no shares were issued and outstanding at December 31, 1995 or at September 30, 1996 (unaudited).



(14) COMMON STOCK


     On December 15, 1994, the Company issued 29,166 shares of common stock at $1.43 per share for $41,667 cash.


     On September 30, 1995, the Company issued 26,410 shares of common stock at $6.64 per share in exchange for accrued interest on the junior investor notes as of September 30, 1995, in the amount of $175,245.


     On September 27, 1996, the Company's Board of Directors approved a 7-for-1 stock split and increased the authorized number of shares of common stock from 700,000 to 5,000,000 (unaudited) shares. All share and per share amounts have been restated to reflect the effect of the stock split.

                             CRAGAR INDUSTRIES, INC.

(15) INCOME TAXES


     The Company had no current or deferred income taxes for the years ended December 31, 1994 and 1995. The reconciliation of the expected income tax expense (benefit) calculated at the U.S. federal statutory rate of 35% to the actual income tax benefit per the financial statements for the years ended December 31, 1994 and 1995 is as follows:



                                                         DECEMBER 31,
                                                   --------------------------
                                                      1994          1995
                                                   ------------  ------------
         Computed "expected" tax benefit           $   (529,227)     (235,877)
         Gain on forgiveness of debt                    387,531            --
         Change in the valuation allowance for
           deferred tax assets                          159,000       216,000
         State and local income taxes, net of
           federal income tax benefit                   (15,100)      (30,800)
         Other, net                                      (2,204)       50,677
                                                   ------------  ------------

                                                   $         --            --
                                                   ============  ============




     The Company has net operating loss carryforwards at December 31, 1995 of approximately $2,151,000 for federal income tax purposes, which begin to expire in 2010. In the event of a change in ownership pursuant to Internal Revenue Service regulations, utilization of the net operating loss carry forwards may be eliminated or significantly reduced.

                             CRAGAR INDUSTRIES, INC.

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1994 and 1995 are presented below:


                                                        DECEMBER 31,
                                               ------------------------------
                                                  1994               1995
                                               -----------        -----------
Deferred tax assets:
 Accounts receivable, principally due to
   allowance for doubtful accounts             $   229,000             60,000
 Inventories, principally due to
   allowance for obsolete and
   slow-moving inventory                         1,059,000            593,000
 Differences in basis of assets upon
   acquisition, principally property and
   equipment and accounts receivable             1,219,000            806,000
 Net operating loss carryovers                      57,000            860,000
 Rebates and sales discounts accrual                    --            133,000
 Other                                              35,000             74,000
                                               -----------        -----------
   Total gross deferred tax assets               2,599,000          2,526,000

Less valuation allowance                        (2,297,000)        (2,513,000)
                                               -----------        -----------
   Net deferred tax assets                         302,000             13,000
                                               -----------        -----------

Deferred tax liabilities:
 Property and equipment, principally due
   to differences in depreciation                  302,000             13,000
                                               -----------        -----------
   Total gross deferred liabilities                302,000             13,000
                                               -----------        -----------

        Net deferred income taxes              $        --                 --
                                               ===========        ===========



     The valuation allowance for deferred tax assets as of December 31, 1994 and 1995 was $2,297,000 and $2,513,000, respectively. The net change in the total valuation allowance for the years ended December 31, 1994 and 1995 was an increase of $159,000 and $216,000, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible.

                             CRAGAR INDUSTRIES, INC.

(16) LEASES


     The Company is obligated under various capital leases for certain equipment that expire at various dates during the next three years. The gross amount of equipment and related accumulated amortization (included in property and equipment, net) recorded under capital leases is as follows:



                              DECEMBER 31,
                       --------------------------       SEPTEMBER 30,
                         1994             1995             1996
                       ---------        ---------        ---------
                                                        (UNAUDITED)
Equipment              $  94,625          334,996          334,996
Less accumulated
  amortization           (22,696)         (49,633)         (87,862)
                       ---------        ---------        ---------

                       $  71,929          285,363          247,134
                       =========        =========        =========



     Amortization of equipment held under capital leases is included with depreciation expense.


     The Company also leases office and warehouse facilities and various equipment items under operating leases. The Company is responsible for all occupancy costs, including insurance and utility costs. Minimum future rental commitments for all noncancelable operating leases having original or remaining lease terms in excess of one year and future minimum capital lease payments as of December 31, 1995 are:



                    YEARS ENDING         CAPITAL         OPERATING
                    DECEMBER 31,         LEASES           LEASES
                    ------------       ----------       ----------
                        1996           $   99,162       $  319,952
                        1997               95,295          327,213
                        1998              112,997          327,213
                        1999                   --          321,977
                        2000                   --          336,255
                    Thereafter                 --          814,604
                                       ----------       ----------

Total minimum lease payments              307,454       $2,447,214
                                                        ==========


Less amount representing interest
  (at rates ranging from 9%
  to 19.05%)                              68,540
                                        --------

Present value of minimum capital
  lease payments                         238,914

Less current portion of capital
  leases obligations                      61,573
                                        --------

Capital leases obligations,
  excluding current portion             $177,341
                                        ========

                             CRAGAR INDUSTRIES, INC.

     No renewal options are provided for in the operating lease agreements. In the normal course of business, operating leases are generally renewed or replaced by other leases. Total rental expense under operating leases with a term in excess of one month was $527,325 and $414,131 for the years ended December 31, 1994 and 1995, respectively, and $293,544 (unaudited) and $291,105 (unaudited) for the nine-month periods ended September 30, 1995 and 1996.



(17) MAJOR CUSTOMERS


     The Company sold a substantial portion of its product to two customers in 1994, to two customers in 1995, and to two (unaudited) customers for the period ended September 30, 1996. Sales amounts for 1994, 1995 and 1996 (unaudited) and the related accounts receivable at December 31, 1994, 1995 and September 30, 1996 (unaudited) for these customers are as follows:




                                                       DECEMBER 31,           SEPTEMBER 30,
                                                ---------------------------     1996
                                                   1994           1995       (UNAUDITED)
                                                ------------   ------------  ------------
                                                  PERCENT        PERCENT       PERCENT
                                                 OF SALES       OF SALES      OF SALES
                                                ------------   ------------  ------------
       Sales to major customers:
          Super Shops                               30.0%          23.6%         26.6%
          Heafner Tire                               1.9           11.8          12.3
          Keystone Automotive                        9.8            3.7           4.0
                                                ------------   ------------  ------------

                                                    41.7%          39.1%         42.9%
                                                ============   ============  ============

                                                PERCENT OF     PERCENT OF    PERCENT OF
                                                 ACCOUNTS       ACCOUNTS      ACCOUNTS
                                                RECEIVABLE     RECEIVABLE    RECEIVABLE
                                                ------------   ------------  ------------

       Accounts receivable from major
          customers:
          Super Shops                               46.4%          29.4%         43.5%
          Heafner Tire                                .4            8.6           4.7
          Keystone Automotive                       14.5           10.8           8.3
                                                ------------   ------------  ------------

                                                    61.3%          48.8%         56.5%
                                                ============   ============  ============

                             CRAGAR INDUSTRIES, INC.

(18) FAIR VALUE OF FINANCIAL INSTRUMENTS AND CONCENTRATIONS OF CREDIT RISK

     Statement of Financial Accounting Standard No. 107 "Disclosure about Fair Value of Financial Instruments" requires disclosure of the fair value of certain financial instruments. The following methods and assumptions were used by the Company in estimating fair value disclosures for the financial instruments:

        Limitations -- Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Changes in assumptions could significantly affect these estimates.

        Since the fair value is estimated as of December 31, 1995, the amounts that will actually be realized or paid in settlement of the instruments could be significantly different.

        Current assets and current liabilities -- The amounts reported in the balance sheet approximates fair value due to the short maturities of these instruments.

        Long-term debt and investor subordinated debt -- The terms of the Company's long-term debt and subordinated debt approximate the terms in the market place at which they could be replaced. Therefore, the fair value approximates the carrying value of these financial instruments.


     Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and trade accounts receivable. The Company places its cash with high credit quality financial institutions and generally limits the amount of credit exposure to the amount of FDIC coverage. As described in note 1, the Company sells its products to automotive aftermarket distributors and dealers throughout the United States, Canada, Mexico, Australia and other international markets. The Company performs ongoing credit evaluations of its customers' financial condition but does not require collateral to support customer receivables. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.


     As of December 31, 1995, the Company had concentrations of credit risk consisting of cash balances of approximately $50,517 over the FDIC coverage at one financial institution.


(19) LITIGATION AND CLAIMS


     The Company is one of four defendants in a wrongful death lawsuit. The plaintiff is seeking damages of $5,500,000 plus an unspecified amount of punitive damages. The Company is defending itself vigorously in this matter. Any costs to the Company resulting from this case will not be covered by product liability insurance. Management of the Company is unable to determine the ultimate loss that might result from this case and, accordingly, no provision has been made in the accompanying financial statements for losses, if any, that might result from this matter.

                             CRAGAR INDUSTRIES, INC.

     The Company is involved in other claims arising in the normal course of operations. Management believes the outcome of these matters will not have a material adverse effect on the financial position of the Company, therefore, no provision has been made in the accompanying financial statements for losses, if any, that might result from these matters.




(20) SUBSEQUENT EVENTS (Unaudited)



     Subsequent to December 31, 1995, the Company's Board of Directors and Stockholders formally approved the Company's stock option and restricted stock plan and nonemployee director plan (plans), which permit the granting of options to eligible employees and directors to purchase shares of the Company's common stock. The plans reserve 245,000 shares of the Company's common stock for grant. The plans provide that the options may be either incentive or nonincentive stock options. The exercise price for the incentive stock options shall not be less than 100% of the fair market value of the stock at the date of grant and 85% of the fair market value with respect to the nonincentive stock options. Options granted under the plans must be exercised in whole or in part within 10 years of the date of grant. The Company may also issue stock appreciation rights or restricted stock under provisions of the plans with similar terms to the incentive and nonincentive stock options. As of September 30, 1996, the Company granted 11,900 options under the nonemployee director plan at an exercise price of $5.14 a share and no options were granted under the restricted stock plan. On November 9, 1996, the Company granted 2,100 options under the nonemployee director plan and 53,500 options under the restricted stock plan.

    No dealer, salesman, or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer contained herein, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, or by any of the Underwriters. This Prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy those to which it relates in any state to any person to whom it is not lawful to make such offer in such state. The delivery of this Prospectus at any time does not imply that the information herein is correct as of any date subsequent to its date.




                                   ----------
                                TABLE OF CONTENTS



                                                    Page
                                                    ----



Prospectus Summary...................................
Risk Factors.........................................
Use of Proceeds......................................
Dividend Policy......................................
Dilution.............................................
Capitalization.......................................
Selected Financial Data..............................
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.........................................
Business.............................................
Management...........................................
Certain Transactions.................................
Principal Stockholders...............................
Description of Securities............................
Underwriting.........................................
Legal Opinions.......................................
Experts..............................................
Available Information................................
Index to Financial Statements........................



Until           , 1996, (25 days after the date of this Prospectus), all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments.


================================================================================


================================================================================


                             CRAGAR INDUSTRIES, INC.



                         850,000 SHARES OF COMMON STOCK
                                       AND
                                850,000 WARRANTS




                                   ----------



                                   PROSPECTUS
                                   ----------






                                 DICKINSON & CO.





                                     , 1996

================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The Company's Bylaws provide that the corporation shall to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than such law permitted the corporation to provide prior to such amendment), indemnify and hold harmless any person who was or is a party, or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "Indemnitee") against expenses, liabilities and losses (including attorneys' fees, judgments, fines, excise taxes or penalties paid in connection with the Employee Retirement Income Security Act of 1974, as amended, and amounts paid in settlement) reasonably incurred or suffered by such Indemnitee in connection therewith; provided, however, that except as provided in this Section with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such Indemnitee in connection with a proceeding (or part thereof) initiated by such Indemnitee only if such proceeding or part thereof was authorized by the board of directors of this corporation.

         The right to indemnification conferred in the Company's Bylaws includes the right to be paid by the corporation the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an Indemnitee in his capacity as a director or officer (and not in any other capacity in which service was or is rendered by such Indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such Indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is not further right to appeal that such Indemnitee is not entitled to be indemnified for such expenses under this section or otherwise. The rights to indemnification and to the advancement of expenses conferred in this Section shall be contract rights and such rights shall continue as to an Indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the Indemnitee's heirs, executors and administrators.


         If a claim under the two preceding paragraphs of this Section is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty
(20) days, the Indemnitee may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) and (ii) in any suit brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the corporation shall be entitled to recover such expenses upon a final adjudication that the Indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its board of directors, independent legal counsel, or its stockholders) that the Indemnitee has not met such applicable standard of conduct shall create a presumption that the Indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified, or to such advancement of expenses under this Section or otherwise shall be on the corporation.

         The Delaware General Corporation Law provides that indemnification is permissible only when the director, officer, employee, or agent acted in good faith and in a manner reasonable believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful. The Delaware General Corporation Law also precludes indemnification in respect of any claim, issue, or matter as to which an officer, director, employee, or agent shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite such adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.


Securities and Exchange Commission Registration Fee                    $  4,261
Nasdaq and Boston Stock Exchange Filing Fees                              7,291
NASD Fee                                                                  1,929
Printing Expenses                                                        75,000
Legal Fees and Expenses                                                 150,000
Accounting Fees and Expenses                                             95,000
Blue Sky Filing Fees and Expenses                                        25,000
Warrant Agent, Transfer Agent and Registrar Fees                          3,000
Representative's Non-accountable Expense Allowance                      155,550
Miscellaneous                                                            49,469
                                                                       --------
         Total                                                         $566,500*
                                                                       ========



----------


* Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

Since September 30, 1993, the Company has sold the following unregistered securities:

         1. On September 30, 1993, the Company privately sold for cash $1,500,000 principal amount of 6% convertible subordinated secured promissory notes (the "1993 Junior Notes") to certain accredited and sophisticated investors. On September 30, 1995, the 1993 Junior Notes were amended to increase the annual interest rate from 6% to 8% and the conversion ratio from 1% per $100,000 principal amount of the 1993 Junior Notes to 1 1/3% per $100,000 principal amount of the 1993 Junior Notes. The purchasers of the 1993 Junior Notes were David Atkins; CN Partners, L.P.; Phyllis Cohen; Anthony Dalessio; Irving Davies; Sidney Dworkin; Edward R. Falkner; Julius Kramer; MDA Financial, Inc.; Kenneth Reichle; Gerald Richter; James Schoke; Elayne Schoke; and Donald Shapiro.


         2. On December 15, 1994, the Company issued to Mr. Sidney Dworkin 29,167 shares of Common Stock, 3,937.5 Class A Warrants, and a promissory note in the principal amount of $108,333 (the "$108,333 Note") in exchange for $150,000 cash. Each Class A Warrant entitles the holder to purchase one share of Common Stock at $1.43, exercisable at any time before December 31, 1999. The $108,333 Note had an interest rate of 15% per annum, payable annually in five installments commencing January 1, 1995. On January 31, 1995, Mr. Dworkin contributed the $108,333 Note to the capital of the Company.



         3. On December 15, 1994, the Company issued to Mr. Sidney Dworkin 24,500 Class B Warrants and a promissory note in the principal amount of $350,000 (the "$350,000 Note") in exchange for $350,000 cash. Each Class B Warrant entitles the holder to purchase one share of Common Stock at $0.36, exercisable at any time on or before December 31, 1999. The $350,000 Note bears interest at a rate of 8% per annum, payable monthly through January 1, 1997. The $350,000 Note is automatically convertible upon the closing of this offering into 68,056 shares of the Company's Common Stock.



         4. On September 30, 1995, the Company agreed to issue shares of its Common Stock to the holders of the 1993 Junior Notes, and the holders of the 1993 Junior Notes agreed to accept such Common Stock, in lieu of paying interest that had accrued on the 1993 Junior Notes. Pursuant to that agreement, each holder of the 1993 Junior Notes received 15,070 shares of the Company's Common Stock for every $100,000 of interest payable. In aggregate, 26,409 shares of Common Stock were issued for $175,245. The holders of the 1993 Junior Notes were the same accredited and sophisticated investors as set forth above in paragraph 1.


         5. On June 10, 1996, pursuant to the Company's Non-Employee Directors' Stock Option Plan, the Company granted options to current and former members of the Board of Directors to purchase 9,800 shares of the Company's Common Stock. All options were granted with an exercise price of $5.14 per share. The options were issued to Mark Schwartz, Sidney Dworkin, Donald McIntyre, Phyllis Froimson, and Victor Scaravilli. Also, effective June 10, 1996, the Company's Board of Directors granted James Schoke, a former director of the Company, an option to purchase 2,100 shares of the Company's Common Stock at an exercise price of $5.14 per share.

         6. On July 1, 1996, the Company sold securities totaling $1,500,000 to certain accredited and sophisticated investors. In consideration thereof, each investor received from the Company (i) the Company's promissory note in the principal amount of the investor's individual investment (the "Bridge

Note"), and (ii) Class C Warrants, in the amount of 8,400 warrants for each $100,000 the investor individually invested. Each Class C Warrant entitles the holder to purchase one share of the Company's Common Stock at $3.25, exercisable at any time before June 30, 2001. The Bridge Notes will be automatically converted upon the closing of this Offering into approximately 19,444 shares of Common Stock for each $100,000 of principal amount of the Notes. These Bridge Notes and Class C Warrants were sold to the following investors: Hymie Akst; Michael Bushey; Central Fill Pharmacy; Inc.; Irving Davies; Melvin Gershman, IRA; Edward R. Falkner; Marvin Kogod; Marc Loveman, IRA; Beno Michel; Kenneth M. Reichle, Jr.; Robert M. Rosin; Royal Bank of Scotland; RFD Associates, Ltd.; Harry Schwartz; Mark Schwartz; Paul T. Sciarrino; Wesley Wood.



         7. On November 9, 1996, pursuant to the Company's Employee Stock Option Plan, the Company granted options to current employees to purchase 53,500 shares of the Company's Common Stock. All options were granted with an exercise price of $5.60 per share. The options were issued to Michael L. Hartzmark, David Bratset, Tony Barrett, Ed Chavez, Tony Cortes, Bob Deyoung, Michael Miller, and Kent Rogers. In addition, the Company's Board of Directors granted James Schoke, a former director of the Company, an option to purchase 2,100 shares of the Company's Common Stock at an exercise price of $5.60 per share.


         Each transaction described above was deemed exempt from registration under the Securities Act pursuant to Section 4(2) of the Act regarding transactions not involving any public offering.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT
NUMBER            DESCRIPTION
------            -----------


1.1               Deleted



1.2 Form of Underwriting Agreement, dated _______, 1996, by and between Registrant and Dickinson & Co.



3.1 Second Amended and Restated Certificate of Incorporation of the Registrant filed with State of Delaware on October 1, 1996*



3.2               Amended and Restated Bylaws of the Registrant*



4.1 Second Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1)*



4.2               Form of Certificate representing Common Stock*



4.3               Form of Warrant Agreement*



4.4 Form of Warrant Certificate (attached as Exhibit A to Form of Warrant Agreement filed as Exhibit 4.3)*

4.5               Deleted



4.6               Deleted



4.7 Form of 1993 Convertible Subordinated Secured Note of the Registrant, dated September 30, 1993*



4.7(a) Form of First Note Amendment to 1993 Convertible Subordinated Secured Note of the Registrant, dated September 30, 1995*



4.7(b) Form of Second Note Amendment to 1993 Convertible Subordinated Secured Note of the Registrant*



4.8 $350,000 Promissory Note of the Registrant, dated December 15, 1994, issued to Sidney Dworkin*



4.8(a) Agreement between Registrant and Sidney Dworkin, dated October 12, 1995, amending the terms and conditions of the $350,000 Promissory Note*



4.8(b) First Note Amendment to the $350,000 Promissory Note of the Registrant issued to Sidney Dworkin*



4.9               Form of 1996 Unsecured Promissory Bridge Note of the
                  Registrant*



4.10 Credit and Security Agreement, dated as of April 14, 1995, executed by and between Registrant and Norwest Business Credit, Inc.*



4.10(a) Amendment to Credit and Security Agreement, dated as of September 19, 1995, executed by and between Registrant and Norwest Business Credit, Inc.*



4.10(b) First Amendment to Credit Agreement, dated as of ___, 1996, executed by and between Registrant and Norwest Business Credit, Inc.



4.10(c)           NORWEST WAIVER



4.11              Form of Class A Stock Purchase Warrant Certificate



4.12              Form of Class B Stock Purchase Warrant Certificate



4.13              Form of Class C Stock Purchase Warrant Certificate



4.14 Form of Stock Option / Restricted Stock Grant for grants made pursuant to either or both the CRAGAR Industries, Inc. 1996 Non-Employee Directors' Stock Option Plan filed as Exhibit
                  10.1 and the CRAGAR Industries, Inc. 1996 Stock Option and Restricted Stock Plan filed as Exhibit 10.2

4.15 Form of Representative's Warrant Agreement, dated ________, 1996, by and between the Registrant and Dickinson & Co.**



5.1 Opinion of Snell & Wilmer L.L.P. regarding the legality of the Securities and Representative's Warrants being registered



10.1              CRAGAR Industries, Inc. 1996 Non-Employee Directors' Stock
                  Option Plan*



10.1(a) First Amendment to the CRAGAR Industries, Inc. 1996 Non-Employee Directors' Stock Option Plan, dated October 1, 1996*



10.2              CRAGAR Industries, Inc. 1996 Stock Option and Restricted Stock
                  Plan*



10.2(a) First Amendment to the CRAGAR Industries, Inc. 1996 Stock Option and Restricted Stock Plan, dated October 1, 1996*



10.3 Commercial Lease, dated February 5, 1993, executed by and between Registrant and Principal Mutual Life Insurance Company*



10.4 Employment Agreement, dated January 1, 1996, executed by and between Registrant and Tony Barrett*



10.5 Purchase Program, dated January 24, 1996, executed by and between Registrant and Super Shops*



10.6 Form of 1992 Promissory Note of Registrant, dated December 31, 1992, issued in connection with Registrant's original capitalization*



10.6(a) Form of First Note Amendment of 1992 Promissory Note of Registrant, dated September 30, 1994*



10.6(b) Form of Agreement to Forgive Interest, dated December 14, 1994, executed by and between Registrant and certain holders of 1992 Promissory Notes of Registrant*



10.6(c) Form of Letter, dated February 16, 1995, issued by Registrant to (i) holders of the 1992 Promissory Notes of Registrant, and
                  (ii) holder of the $350,000 Note of Registrant, whereby holders of the Notes agreed to contribute to capital the 1992 Promissory Notes and the $350,000 Note*



10.7 $108,333 Promissory Note of Registrant, dated December 15, 1994, issued to Sidney Dworkin*



10.7(a) Form of Letter, dated February 16, 1995, issued by Registrant to (i) holders of the 1992 Promissory Notes of Registrant, and
                  (ii) holder of the $350,000 Note of Registrant, whereby holders of the Notes agreed to contribute to capital the 1992 Promissory Notes and the $350,000 Note (attached as Exhibit 10.6(c))*

10.8 Cognovit Promissory Note dated September 30, 1993, executed by Registrant and payable to Performance Industries, Inc.*



10.8(a) Cross Receipt executed by and between Lee Hartzmark and Registrant in connection with Assignment of Cognovit Promissory Note*



10.9 Wheel & Component Purchase Agreement dated April 3, 1996, executed by and between Registrant and Titan Wheel International, Inc.



10.10 Redistribution Agreement dated November 7, 1996, executed by and between Registrant and RELCO Corp.


11.1              Computation of Earnings Per Share


21                List of Subsidiaries of the Registrant*



23.1              Consent of Snell & Wilmer, L.L.P (included in Exhibit 5.1)


23.2 Consent of KPMG Peat Marwick LLP, independent certified public accountants


24                Power of Attorney (included on signature page of Registration
                  Statement)*


27                Financial Data Schedule


99.1              Deleted



99.2              Deleted



99.3 Form of Lock-Up Agreement, executed by and between the Registrant and certain of the Registrant's security-holders.**



-----------



*   Previously filed



** To be filed



ITEM 28. UNDERTAKINGS


                  The undersigned Registrant hereby undertakes to provide the Underwriter at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.


                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

                  (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus field by the Registrant pursuant to Rule 424(b)(1), or
(4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (2) For purposes of determining any liability under the Securities Act, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to: (i) including any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
(iii) include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


                  In accordance with the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on the 22nd day of November, 1996.


                                     CRAGAR INDUSTRIES, INC.



                                     By: /s/
                                        ---------------------------------------
                                        Michael L. Hartzmark
                                        President and Chief Executive
                                        Officer



                  Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement on Form SB-2 has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                                       TITLE                              DATE
          ---------                                       -----                              ----
/s/                                              President, Chief Executive             November 22, 1996
----------------------------------------         Officer, and Director (Principal
Michael L. Hartzmark                             Executive Officer)


/s/                                              Vice President of Operations           November 22, 1996
----------------------------------------         (Principal Financial and
Anthony W. Barrett                               Accounting Officer)


               *                                 Director                               November 22, 1996
----------------------------------------
Sidney Dworkin

               *                                 Director                               November 22, 1996
----------------------------------------
Donald McIntyre

               *                                 Director                               November 22, 1996
----------------------------------------
Mark Schwartz

/s/                                              Director                               November 22, 1996
----------------------------------------
Ed Faber

*By: /s/
    ------------------------------------
          Michael L. Hartzmark
            Attorney-in-Fact

                                 EXHIBITS INDEX

                                                                                SEQUENTIALLY
EXHIBIT                                                                           NUMBERED
NUMBER            DESCRIPTION                                                       PAGES
------            -----------                                                   ------------
1.1               Deleted

1.2 Form of Underwriting Agreement, dated _______, 1996, by and between Registrant and Dickinson & Co.

3.1 Second Amended and Restated Certificate of Incorporation of the Registrant filed with State of Delaware on October 1, 1996*

3.2               Amended and Restated Bylaws of the Registrant*

4.1 Second Amended and Restated Certificate of Incorporation of the Registrant (filed as Exhibit 3.1)*

4.2               Form of Certificate representing Common Stock*

4.3               Form of Warrant Agreement*

4.4               Form of Warrant Certificate (attached as Exhibit A to Form of
                  Warrant Agreement filed as Exhibit 4.3)*

4.5               Deleted

4.6               Deleted

4.7               Form of 1993 Convertible Subordinated Secured Note of the
                  Registrant, dated September 30, 1993*

4.7(a)            Form of First Note Amendment to 1993 Convertible Subordinated
                  Secured Note of the Registrant, dated September 30, 1995*

4.7(b)            Form of Second Note Amendment to 1993 Convertible Subordinated
                  Secured Note of the Registrant*

4.8               $350,000 Promissory Note of the Registrant, dated December 15,
                  1994, issued to Sidney Dworkin*

4.8(a)            Agreement between Registrant and Sidney Dworkin, dated October
                  12, 1995, amending the terms and conditions of the $350,000
                  Promissory Note*

4.8(b)            First Note Amendment to the $350,000 Promissory Note of the
                  Registrant issued to Sidney Dworkin*

4.9               Form of 1996 Unsecured Promissory Bridge Note of the
                  Registrant*

4.10 Credit and Security Agreement, dated as of April 14, 1995, executed by and between Registrant and Norwest Business
                  Credit, Inc.*

4.10(a) Amendment to Credit and Security Agreement, dated as of September 19, 1995, executed by and between Registrant and Norwest Business Credit, Inc.*

4.10(b) First Amendment to Credit Agreement, dated as of ___, 1996, executed by and between Registrant and Norwest Business
                  Credit, Inc.

4.10(c)           Waiver and Amendment to Credit and Security Agreement, dated
                  November 20, 1996, executed by and between Registrant and Norwest Business Credit, Inc.

4.11              Form of Class A Stock Purchase Warrant Certificate

4.12              Form of Class B Stock Purchase Warrant Certificate

4.13              Form of Class C Stock Purchase Warrant Certificate

4.14 Form of Stock Option / Restricted Stock Grant for grants made pursuant to either or both the CRAGAR Industries, Inc. 1996
                  Non-Employee Directors' Stock Option Plan filed as Exhibit
                  10.1 and the CRAGAR Industries, Inc. 1996 Stock Option and
                  Restricted Stock Plan filed as Exhibit 10.2


                                                                                SEQUENTIALLY
EXHIBIT                                                                           NUMBERED
NUMBER            DESCRIPTION                                                       PAGES
------            -----------                                                   ------------

4.15              Form of Representative's Warrant Agreement, dated ________,
                  1996, by and between the Registrant and Dickinson & Co.**

5.1 Opinion of Snell & Wilmer L.L.P. regarding the legality of the Securities and Representative's Warrants being registered

10.1              CRAGAR Industries, Inc. 1996 Non-Employee Directors' Stock
                  Option Plan*

10.1(a)           First Amendment to the CRAGAR Industries, Inc. 1996
                  Non-Employee Directors' Stock Option Plan, dated October 1,
                  1996*

10.2              CRAGAR Industries, Inc. 1996 Stock Option and Restricted Stock
                  Plan*

10.2(a)           First Amendment to the CRAGAR Industries, Inc. 1996 Stock
                  Option and Restricted Stock Plan, dated October 1, 1996*

10.3 Commercial Lease, dated February 5, 1993, executed by and between Registrant and Principal Mutual Life Insurance
                  Company*

10.4 Employment Agreement, dated January 1, 1996, executed by and between Registrant and Tony Barrett*

10.5 Purchase Program, dated January 24, 1996, executed by and between Registrant and Super Shops*

10.6              Form of 1992 Promissory Note of Registrant, dated December 31,
                  1992, issued in connection with Registrant's original capitalization*

10.6(a)           Form of First Note Amendment of 1992 Promissory Note of
                  Registrant, dated September 30, 1994*

10.6(b)           Form of Agreement to Forgive Interest, dated December 14,
                  1994, executed by and between Registrant and certain holders of 1992 Promissory Notes of Registrant*

10.6(c) Form of Letter, dated February 16, 1995, issued by Registrant to (i) holders of the 1992 Promissory Notes of Registrant, and
                  (ii) holder of the $350,000 Note of Registrant, whereby holders of the Notes agreed to contribute to capital the 1992
                  Promissory Notes and the $350,000 Note*

10.7              $108,333 Promissory Note of Registrant, dated December 15,
                  1994, issued to Sidney Dworkin*

10.7(a) Form of Letter, dated February 16, 1995, issued by Registrant to (i) holders of the 1992 Promissory Notes of Registrant, and
                  (ii) holder of the $350,000 Note of Registrant, whereby holders of the Notes agreed to contribute to capital the 1992
                  Promissory Notes and the $350,000 Note (attached as Exhibit
                  10.6(c))*


                                                                                SEQUENTIALLY
EXHIBIT                                                                           NUMBERED
NUMBER            DESCRIPTION                                                       PAGES
------            -----------                                                   ------------

10.8              Cognovit Promissory Note dated September 30, 1993, executed by
                  Registrant and payable to Performance Industries, Inc.*

10.8(a) Cross Receipt executed by and between Lee Hartzmark and Registrant in connection with Assignment of Cognovit
                  Promissory Note*

10.9 Wheel & Component Purchase Agreement dated April 3, 1996, executed by and between Registrant and Titan Wheel
                  International, Inc.

10.10 Redistribution Agreement dated November 7, 1996, executed by and between Registrant and RELCO Corp.

11.1              Computation of Earnings Per Share

21                List of Subsidiaries of the Registrant*

23.1              Consent of Snell & Wilmer, L.L.P (included in Exhibit 5.1)

23.2 Consent of KPMG Peat Marwick LLP, independent certified public accountants

24                Power of Attorney (included on signature page of Registration
                  Statement)*

27                Financial Data Schedule

99.1              Deleted

99.2              Deleted

99.3 Form of Lock-Up Agreement, executed by and between the Registrant and certain of the Registrant's security-holders.**

-----------

*   Previously filed

** To be filed

                                   APPENDIX A

                   DESCRIPTION OF GRAPHIC AND IMAGE MATERIAL


Location:       Inside Front cover of the Prospectus
Item:           Photographs
Description:    The photographs appearing on the inside front cover of the
                Prospectus are, beginning with the center photograph and then moving clockwise from the upper left hand corner, of the following types of wheels: (a) CRAGAR Legacy S/S Super Sport
                Series 08/61, (b) CRAGAR LITE Three Spoke Series 230,
                (c) CRAGAR Racing Super Star Series 44, (d) TRU~SPOKE Wire
                Wheels TRU~CRUISER Series 16/716, and (e) CRAGAR One-Piece
                Aluminum Split Five Spoke Series 247. The photographs appearing on the back cover of the Prospectus depict certain of CRAGAR's wheels used for drag racing.